   As filed with the Securities and Exchange Commission on June 23, 2000
                                                      Registration No. 333-37508
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT NO. 2
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933
                                ---------------
                                LANTRONIX, INC.
             (Exact name of Registrant as specified in its charter)

          California                    3576                   33-0362767
(prior to reincorporation)  (Primary Standard Industrial    (I.R.S. Employer
                            Classification Code Number)  Identification Number)

            Delaware                15353 Barranca Parkway
    (after reincorporation)        Irvine, California 92618
  (State or other jurisdiction          (949) 453-3990
of incorporation or organization)

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                               Frederick G. Thiel
                     President and Chief Executive Officer
                                Lantronix, Inc.
                             15353 Barranca Parkway
                            Irvine, California 92618
                                 (949) 453-3990
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies to:

      John T. Sheridan, Esq.                       Shane M. Byrne, Esq.
       John B. Turner, Esq.                           Krista Peck, Esq.
    Michelle D. Gregory, Esq.                        Angela C. Hilt, Esq.
 WILSON SONSINI GOODRICH & ROSATI                     Mark Hornor, Esq.
     Professional Corporation                  BROBECK, PHLEGER & HARRISON LLP
        650 Page Mill Road                                One Market
       Palo Alto, CA 94304                               Spear Tower
          (650) 493-9300                       San Francisco, California 94105
                                                        (415) 442-0900
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                ---------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

================================================================================
                                                 Proposed
 Title of Each Class of Securities to be    Maximum Aggregate      Amount of
                Registered                 Offering Price(1)(2) Registration Fee
--------------------------------------------------------------------------------
 Common stock, $0.0001 par value ........      $165,600,000         $43,718
================================================================================

(1) Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities law to offer these securities using + +this prospectus we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION - [     ], 2000
===============================================================================

PROSPECTUS

         , 2000

                                  [LOGO]

                     9,000,000 Shares of Common Stock

--------------------------------------------------------------------------------
                           The Offering:
  Lantronix, Inc.:
  .  We design, develop    .  We are offering
     and market products      9,000,000 shares of
     that enable almost       our common stock.
     any electronic
     device to be          .  The underwriters
     controlled,              have an option to
     configured or            purchase an
     reprogrammed over        additional 450,000
     the Internet and/or      shares from us and
     intranets.               900,000 from the
                              selling stockholders
  .  Lantronix, Inc.          to cover over-
     15353 Barranca           allotments.
     Parkway
     Irvine, California    .  This is our
     92618                    initial public
     (949) 453-3990           offering, and no
                              public market
  Symbol & Market:            currently exists for
  .  Our common stock         our shares.
     has been authorized
     for listing on the    .  We anticipate that
     Nasdaq National          the initial public
     Market under the         offering price for
     symbol "LTRX."           our shares will be
                              between $14.00 and
                              $16.00 per share.

                            .  Closing:    , 2000
  -----------------------------------------------
                                 Per Share Total
  ----------------------------------------------
  Public offering price:         $        $
  Underwriting fees:
  Proceeds to Lantronix, Inc.:
  ----------------------------------------------


       This investment involves risk. See "Risk
          Factors" beginning on Page 5.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette

                                                        Robertson Stephens

                                  -----------

                              DLJdirect Inc.

                               INSIDE FRONT COVER

The words "what does DEVICE SERVER technology mean to you?" are centered on the page both horizontally and vertically. Above the text are two small pictures:
(1) two engineers working at a mainframe computer; and (2) five telephone poles in a row. Beneath the text are three pictures: (1) a reflection of a building;
(2) a man using a security card to access a door; and (3) a person ringing up a receipt on a cash register.

                                INSIDE GATEFOLD

The words "With Device Server technology you can Internet-enable almost any electronic device." Below the text is a circle split into three segments. In each segment there is a picture. In the upper left segment is a photo of an ATM machine, directly left of the segment is the word "Past." In the upper right segment there is a photo of an automobile, directly right of the segment is the word "future". In the lower segment is a photo of a handheld barcode reader, directly below is the word "Present".

                              INSIDE GATEFOLD (2)

At the top left of the page is the word "Internet", inside of a yellow bubble. Directly to the right of the word "Internet" are the words, "Device Server Technology brings the Internet to virtually every industry from factory automation to healthcare to retail." Below the yellow bubble and the text is a red text box with the words "Device Server applications." There are three arrows down from the red text box, one on the left, one in the center and one on the right. Below the arrows are six photos in two rows of three. The first photo at the top left is of a patient being monitored by medical equipment while a nurse looks on, above the photo are the words "Hospital Information Access." The top center photo is of a man using a security panel to access a door, above the photo are the words, "Internet Enabled Security Systems." At the top right is a photo of a building, with the words "Remote building HVAC Control." At the bottom left is a photo of a person ringing up a receipt on a cash register, above the photo are the words, "Cost-effective Retail POS connectivity." At the bottom contains a photo of two engineers working at a mainframe, above the photo are the words "Enterprise IT management." On the bottom left is a photo of five telephone lines with the words "Industrial control and remote management."

                             TABLE OF CONTENTS

                                                                          Page

Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Note Regarding Forward-Looking Statements................................  15
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Consolidated Financial Data.....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Change in Auditors.......................................................  27

                                                                            Page

Business...................................................................  28
Management.................................................................  39
Certain Transactions.......................................................  46
Principal and Selling Stockholders.........................................  48
Description of Capital Stock...............................................  49
Shares Eligible for Future Sale............................................  52
Underwriting...............................................................  54
Legal Matters..............................................................  57
Experts....................................................................  57
Where You Can Find Additional Information..................................  57
Index to Consolidated Financial Statements................................. F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, references to "Lantronix," "we," "our" and "us" refer to Lantronix, Inc.

   Until       , 2000, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               ----------------

   Our logo, "Lantronix," "EZWebCon" and "Comm Port Redirector" are trademarks or service marks of Lantronix, Inc. We have filed for trademark protection for "Device Server." This prospectus also contains trademarks and tradenames of other companies.

                            PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before buying shares in this offering. You should read the following summary together with the more detailed information in this prospectus, including risk factors, regarding our company and the common stock being sold in this offering.

                                  Our Company

Our Business

   Lantronix designs, develops and markets products that enable almost any electronic device to be controlled, configured or reprogrammed over the Internet and/or intranets. Our products connect these electronic devices to the Internet and/or intranets by using the infrastructure already in place to connect businesses and homes to the Internet, including fiber optic, Ethernet and wireless connections. Our primary products that connect electronic devices are our Device Servers and Multiport Device Servers. Our Device Servers are used to network enable single devices while our Multiport Device Servers are used to network enable multiple devices simultaneously. These products are fully integrated systems that contain memory, processors, operating systems, software applications and communication ports. By utilizing our products, users can gain instant access to critical information, manage and control devices with no time lag over the Internet or other networks. Our Device Servers and Multiport Device Servers are currently being used to network enable a variety of electronic devices including bar code scanners, building heating, ventilation and air conditioning, or HVAC systems, elevators, manufacturing equipment, process control equipment, vending machines, thermostats, security cameras, medical instruments, temperature sensors, card readers and point of sale terminals. In addition to our Device Server and Multiport Device Server product lines we also design, develop and market Print Servers, which enable multiple users to share printers anywhere on an Ethernet network, and other products which support our product lines. We sell our products through multiple channels using original equipment manufacturers, or OEMs, systems integrators, distributors and value added resellers, or VARs, to a wide variety of end-markets including industrial automation, healthcare, security, retail, information technology and telecommunications.

Our Market

   The emergence of the Internet has increased users' access to information and the speed at which users are able to respond to new information. As Internet technology applications have become more advanced, users have become able to conduct business instantaneously over the Internet. The increasing productivity that instantaneous, or real-time, communication creates has escalated demand for real-time access to devices over the Internet for a broad range of applications at all levels of technological sophistication. Moreover, by enabling devices to make intelligent decisions and communicate using the Internet without human intervention, significant cost savings and efficiencies can be realized. The majority of electronic devices in existence today are not connected to the Internet. Instead, these devices, if networked, primarily communicate through proprietary, closed control systems requiring a personal computer, or PC, extensive wiring and custom designed software. Examples of such isolated systems include point of sale devices, bar code scanners, security systems, elevators, manufacturing equipment and medical instruments. Moreover, any intelligent action that must be taken as a result of information provided by these devices, such as ordering additional inventory when a bar code scanner provides information that a store is out of a certain product, requires action by a human being. Today, manufacturers and systems integrators are increasingly using device server technology which provides a cost-effective solution to enable electronic devices to be connected and controlled over the Internet as well as to replace human intervention by enabling the devices to respond automatically to certain data inputs.

   Demand for device server technology is being driven by the need for cost effective networking solutions for the base of installed devices as well as devices currently being developed by OEMs and systems integrators. In terms of the installed base, device server technology can benefit virtually any electronic device that has a serial port. In terms of devices currently being developed, device server technology can benefit virtually any electronic device that contains, or otherwise could contain, a microprocessor. Cahners In-stat Group, an independent research company, estimates that the number of microprocessors embedded in electronic devices is expected to increase from over 4.9 billion units as of December 31, 1999 to 7.3 billion units by December 31, 2002.

   As competition to be the first-to-market with Internet-enabled products becomes more intense, OEMs, VARs and systems integrators, whose core competencies typically do not include networking expertise, are increasingly seeking out third-party providers of networking capabilities that can meet end-user demand. End-users desire solutions that provide higher levels of automation and functionality with advanced features and services including the ability:

  . to enable devices to take intelligent action without the need for human intervention or a more expensive and sophisticated PC or similar instrument;

  .to reprogram the functions of electronic devices via the Internet without the need to replace them;

  .to integrate devices from multiple manufacturers;

  .to access and communicate with devices instantaneously and continuously;
   and

  .to provide flexible applications.

Our Solution

   We believe our products provide a solution for our end users requirements for intelligent, real-time, flexible remote access and control of electronic devices. In addition, we believe our products enable our customers to compete more effectively by allowing them to improve their business models by automating tasks previously performed by human resources and streamlining redundant technology. We believe our products offer end-users and manufacturers the following key advantages:

  .a fully integrated solution;

  .a remote real-time solution;

  .an open, standards-based architecture;

  .no requirement to use a PC or server to network devices; and

  .improved reliability.

                                  Our Address

   Our headquarters are located at 15353 Barranca Parkway, Irvine, California 92618, and our telephone number at that location is (949) 453-3990. Our web addresses are www.lantronix.com and www.deviceserver.com. Information on our websites should not be considered to be part of this prospectus.

                                  The Offering

   Common stock offered by Lantronix................... 9,000,000 shares
   Common stock to be outstanding after this offering.. 38,774,432 shares
   Use of proceeds..................................... We plan to use the proceeds of this
                                                        offering for working
                                                        capital, general
                                                        corporate purposes,
                                                        other operating
                                                        expenses, including
                                                        research and development
                                                        and strategic
                                                        acquisitions. See "Use
                                                        of Proceeds."
   Nasdaq National Market symbol....................... LTRX

   Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

   Except as otherwise indicated, the total number of shares of common stock outstanding after the offering excludes:

  . 5,737,987 shares of common stock issuable upon the exercise of stock options outstanding at June 20, 2000, at a weighted average exercise price of $1.35 per share;

  . 8,139,416 shares of common stock in the aggregate reserved for future issuance under our 1993 Stock Option Plan and 1994 Nonstatutory Stock Option Plan; and

  . 1,750,000 shares in the aggregate reserved for future issuance under our 2000 Stock Plan and 2000 Employee Stock Purchase Plan.

                      Summary Consolidated Financial Data

                   (In thousands, except per share data)

   The summary consolidated financial information set forth below is derived from our consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. The as adjusted balance sheet data summarized below reflects the application of the net proceeds from the sale of the shares of common stock offered by us in this offering at an assumed initial public offering price of $15.00 per share after deducting the underwriting discounts and commissions and our estimated offering expenses. See "Capitalization."

                                                                  Nine months
                                          Year Ended June 30,   ended March 31,
                                        ----------------------- ---------------
                                         1997    1998    1999    1999    2000
Statements of Operations Data:
Net revenues........................... $30,680 $28,300 $32,980 $23,157 $32,631
Cost of revenues.......................  20,430  16,812  16,824  12,468  15,644
Gross profit...........................  10,250  11,488  16,156  10,689  16,987
Total operating expenses...............   9,926   9,627  12,383   8,343  14,821
Income from operations.................     324   1,861   3,773   2,346   2,166
Net income.............................     202   1,303   2,786   1,622   1,135
Earnings per share:
  Basic................................ $  0.01 $  0.05 $  0.10 $  0.06 $  0.04
  Diluted..............................    0.01    0.05    0.10    0.06    0.03
Weighted average shares:...............
  Basic................................  25,128  25,207  26,977  26,964  28,870
  Diluted..............................  25,427  25,443  28,880  28,967  33,293

                                                               As of March 31,
                                                                    2000
                                                             -------------------
                                                             Actual  As Adjusted
Balance Sheet Data:
Cash and cash equivalents................................... $ 4,118  $127,925
Working capital.............................................  10,185   133,992
Total assets................................................  17,527   141,334
Capital lease obligations, net of current portion...........     110       110
Retained earnings...........................................   8,507     8,507
Total stockholders' equity..................................  12,075   135,882

                                  RISK FACTORS

   Any investment in our shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                         Risks Related to Our Business

Variations in quarterly operating results, due to factors including changes in demand for our products and changes in our mix of net revenues, could cause our stock price to decline.

   Our quarterly net revenues, expenses and operating results have varied in the past and might vary significantly from quarter to quarter in the future. We therefore believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our stock price. Our short-term expense levels are relatively fixed and are based on our expectations of future net revenues. If we were to experience a reduction in net revenues in a quarter, we would likely be unable to adjust our short-term expenditures. If this were to occur, our operating results for that quarter would be harmed. If our operating results in future quarters fall below the expectations of market analysts and investors, the price of our common stock could fall. Other factors that might cause our operating results to fluctuate on a quarterly basis include:

  . changes in the mix of net revenues attributable to higher-margin and lower-margin products;

  . customers' decisions to defer or accelerate orders;

  . varying size or timing of orders for our products;

  . short-term fluctuations in the cost or availability of our critical components, such as flash memory;

  . changes in demand for our products generally;

  . loss of significant customers;

  . announcements or introductions of new products by our competitors;

  . defects and other product quality problems; and

  . changes in demand for devices that incorporate our connectivity products.

Revenues from our Print Server line of products have decreased significantly and we expect that revenues from our Print Server line of products will continue to decline in the future as we focus our efforts on the development of other product lines.

   Since 1993, revenues from our Print Server line have accounted for a significant portion of our net revenues but have declined significantly recently. For example, revenues from our Print Server line accounted for approximately 15.8% of our total net revenues for the nine months ended March 31, 2000 compared to approximately 29.4% for the nine months ended March 31, 1999. Revenues from our Print Server line also decreased significantly in the nine months ended March 31, 2000 to approximately $5.2 million from approximately $6.8 million for the nine months ended March 31, 1999. We anticipate that revenues from our Print Server line will continue to decline in the future as we plan to turn our focus to the development of our current Device Server product line which we introduced in mid 1998. We do not know if this transition in product development will be successful. We do not know whether our new product line will be accepted by our current and future target markets to the extent we anticipate. If the expected decline in net revenues attributable to our Print Server line of products is not offset by increases in net revenues from our Device Server line of products, our business could be harmed.

We intend to substantially increase our research and development efforts which, if not successful, could cause a decline in our revenues and could harm our business.

   We intend to increase substantially our expenditures on research and development in the next two years to enhance and develop additional products. For the nine months ended March 31, 2000 research and development expenses comprised 7.1% of our net revenues. Over the next two years, we expect our research and development expenses to increase to approximately 10% of our net revenues. If we are unable to develop new products as a result of this effort, or if the products we develop are not successful, our business could be harmed. Even if we do develop new products that are accepted by our target markets, we cannot assure you that the revenue from these products will be sufficient to justify our investment in research and development.

There is a risk that our OEM customers may develop their own internal expertise in network-enabling products which may render their need for our products and services obsolete.

   Since our inception, we primarily sold our products to VARs, system integrators and OEMs. Although we intend to continue to use these sales channels, we intend to focus more heavily on selling our products to OEMs. Selling products to OEMs involves unique risks, including the risk that the OEM will develop internal expertise in network-enabling products or will otherwise provide network functionality to their products without using our Device Server technology. If this were to occur, our stock price could decline in value and you could lose part or all of your investment.

We might be unable to manage our growth, and if we cannot do so, it could harm our business.

   Our business has grown rapidly in the last year. At March 31, 1999, we had 77 employees. As of March 31, 2000, we had 128 employees. In addition, we have experienced expansion in our manufacturing and shipping requirements, our product lines and our customer base. This rapid expansion has placed significant strain on our administrative, operational and financial resources. These changes have increased the complexity of managing our company. Our current systems, management and other resources will need to grow rapidly in order to meet the demands of our anticipated future growth. If we are unable to successfully expand and improve our systems as required, or if we are otherwise unable to manage our growth, our business will be harmed.

New product introductions and pricing strategies by our competitors could adversely affect our ability to sell our products and could reduce our market share or result in pressure to reduce the price of our products.

   The market for our products is intensely competitive, subject to rapid change and is significantly affected by new product introductions and pricing strategies of our competitors. We face competition primarily from companies that network-enable devices, companies in the automation industry, companies with significant networking expertise and research and development resources, and companies that produce semiconductors. Our competitors might offer new products with features or functionality that are equal to or better than our products. We might not have sufficient engineering staff or other required resources to modify our products to match our competitors. Similarly, competitive pressure could force us to reduce the price of our products. In either case, we could lose new and existing customers to our competition. If this were to occur, our revenues could decline and our business could be harmed. For additional information, please see "Competition" on page 36.


We depend on two third-party manufacturing facilities to manufacture all of our products, which reduces our control over the manufacturing process. We will also need to secure an additional manufacturer in order to meet our expected future commitments.

   We currently outsource all of our manufacturing to two third-party manufacturers, RTG Elektronik and Express Manufacturing. Our reliance on these third-party manufacturers exposes us to a number of significant risks, including:

  . reduced control over delivery schedules, quality assurance, manufacturing yields and production costs;

  . lack of guaranteed production capacity or product supply; and

  . reliance on third-party manufacturers to maintain competitive manufacturing technologies.

   We do not have supply agreements with our manufacturers, and instead obtain manufacturing services on a purchase-order basis. Our manufacturers have no obligation to supply products to us for any specific product, in any specific quantity or at any specific price. If our manufacturers were to become unable or unwilling to continue to manufacture our products in required volumes, at acceptable quality, quantity, yields and costs, or in a timely manner, our business would be seriously harmed. As a result, we would have to attempt to identify and qualify substitute manufacturers for our current manufacturers, which could be time consuming and difficult, and might result in unforeseen manufacturing and operations problems. In addition, a natural disaster could disrupt our manufacturers' facilities and could inhibit our manufacturers' ability to provide us with manufacturing capacity on a timely basis, or at all. If this were to occur, we likely would be unable to fill customers' existing orders or accept new orders for our products. The resulting decline in revenue would harm our business.

   The current manufacturing capacity of our two third-party manufacturers is not sufficient to meet our expected future growth. Therefore, we are in the process of locating additional manufacturing capacity. Available capacity to manufacture products like ours is limited. If we are unable to secure additional manufacturing capacity on a timely basis and on favorable terms, we will be unable to grow at the rate we anticipate. This could cause the price of our stock to decline.

Inability or delays in deliveries from our component suppliers could damage our reputation and could cause our net revenues to decline and harm our results of operations.

   Although we outsource our manufacturing, we are responsible for procuring raw materials for our products. Our products incorporate components or technologies that are only available from single or limited sources of supply. In particular, some of our integrated circuits are available from a single source. In the past, from time to time, integrated circuits we use in our products have been phased out of production. When this happens, we attempt to purchase sufficient inventory to meet our needs until a substitute component can be incorporated into our products. Nonetheless, we might be unable to purchase sufficient components to meet our demands, or we might incorrectly forecast our demands, and purchase too many or too few components. In addition, our products use components that have in the past been subject to market shortages and substantial price fluctuations. For example, the price of flash memory, a component used in our products, has fluctuated significantly. From time to time, we have been unable to meet our orders because we were unable to purchase necessary components for our products. We rely on a number of different component suppliers. For example, during the month of April 2000 we purchased more than $25,000 of components from approximately 10 suppliers. Because we do not have long-term supply arrangements with any vendor to obtain necessary components or technology for our products, if we are unable to purchase components from these suppliers, product shipments could be prevented or delayed, which could result in a loss of sales. For example, recently our supplier of gate array chips ended production of that component, which caused an interruption in our ability to supply one of our multi port products. If we are unable to meet existing orders or to enter into new orders because of a shortage in components, we will likely lose net revenues and risk losing customers and harming our reputation in the marketplace.

If the Internet does not continue to expand as a widespread communications medium, demand for our products could decline significantly.

   Our future success depends on the continued growth of the Internet as a widely used medium for commerce and communication. If the Internet does not continue to expand as a widespread communications medium and commercial marketplace, the growth of the market for Internet connectivity products might not continue, and the demand for our products could decline significantly. The resulting decline in our revenues could cause the price of our stock to fall.

If a major customer cancels, reduces, or delays purchases, our net revenues might decline and our business could be adversely affected.

   For the nine months ended March 31, 2000, our two largest customers, each of whom are distributors, accounted for 23% of our net revenues. Ingram Micro, a domestic distributor, accounted for 12% of our net revenues for the nine months ended March 31, 2000 and Tech Data, a domestic distributor, accounted for 11% of our net revenues for the nine months ended March 31, 2000. Our top five customers accounted for 38% of our net revenues during this period and our top ten customers accounted for 46% of our net revenues. Transtec AG a major international customer, accounted for 8% of our net revenues as well as a significant portion of our accounts receivable for the nine months ended March 31, 2000. Bernhard Bruscha, our Chairman of the Board, is the majority stockholder and Chief Executive Officer of transtec AG. We have in the past, and might in the future, lose one or more major customers. If we fail to continue to sell to our major customers in the quantities we anticipate, or if any of these customers terminate our relationship, our reputation, the perception of our products and technology in the marketplace and the growth of our business could be harmed. The demand for our products from our OEM, VAR and systems integrator customers depends primarily on their ability to successfully sell their products that incorporate our Device Server technology. Our sales are usually completed on a purchase order basis and we have no long-term purchase commitments from our customers.

   Our future success also depends on our ability to attract new customers, which often involves an extended process. The sale of our products often involves a significant technical evaluation, and we often face delays because of our customers' internal procedures used to evaluate and deploy new technologies. For these and other reasons, the sales cycle associated with our products is typically lengthy, often lasting six to nine months and sometimes longer. Therefore, if we were to lose a major customer, we might not be able to replace the customer on a timely basis or at all. This would cause our net revenues to decrease and could cause the price of our stock to decline.

The average selling prices of our products might decrease, which could reduce our gross margins.

   We cannot assure you that we will be able to maintain our average selling prices and gross margins at current levels. In the past, we have experienced some reduction in the average sale prices of products, particularly with respect to our Print Server line of products. For example, average selling prices have decreased 6.8% for the nine months ended March 31, 2000 over the nine months ended March 31, 1999, 11.2% for the year ended June 30, 1999 over the year ended June 30, 1998 and 16.5% for the year ended June 30, 1998 over the year ended June 30, 1997. In the future, we expect competition to increase, and we anticipate this could result in additional pressure on our pricing. In addition, our average selling prices for our products might decline as a result of other reasons, including promotional programs and customers who negotiate price reductions in exchange for longer-term purchase commitments. Average selling prices and gross margins for our products also might decline as the products mature in their life cycles. In addition, we might not be able to increase the price of our products in the event that the price of components or our overhead costs increase. If this were to occur, our gross margins would decline.

Because we are dependent on international sales for a substantial amount of our net revenues, we face the risks of international business and associated currency fluctuations, which might adversely affect our operating results.

   Net revenues from international sales represented 34% of net revenues for the nine months ended March 31, 2000 and 33% of net revenues for the nine months ended March 31, 1999. Net revenues from Europe represented 29% of our net revenues for the nine months ended March 31, 2000 and 28% for the nine months ended March 31, 1999. We expect that international revenues will continue to represent a significant portion of our net revenues in the foreseeable future. Doing business internationally involves greater expense and many additional risks. For example, because the products we sell abroad and the products and services we buy abroad are priced in foreign currencies, we are affected by fluctuating exchange rates. In the past, we have from time to time lost money because of these fluctuations. We might not successfully protect ourselves against currency rate fluctuations, and our financial performance could be harmed as a result. In addition, we face other risks of doing business internationally, including:

  . unexpected changes in regulatory requirements, taxes, trade laws and tariffs;

  . reduced protection for intellectual property rights in some countries;

  . differing labor regulations;

  . compliance with a wide variety of complex regulatory requirements;

  . changes in a country's or region's political or economic conditions;

  . greater difficulty in staffing and managing foreign operations; and

  . increased financial accounting and reporting burdens and complexities.

   Our international operations require significant attention from our management and substantial financial resources. We do not know whether our investments in other countries will produce desired levels of net revenues or profitability.

Our executive officers and technical personnel are critical to our business, and without them we might not be able to execute our business strategy.

   Our financial performance depends substantially on the performance of our executive officers and key employees. We are dependent in particular on our Chief Executive Officer, Frederick G. Thiel, as well as our technical personnel, due to the specialized technical nature of our business. If we lose the services of Mr. Thiel or any of our key personnel and are not able to find replacements in a timely manner, our business could be disrupted, other key personnel might decide to leave, and we might incur increased operating expenses associated with finding and compensating replacements.

We might be unable to hire and retain the skilled personnel necessary to develop our operations, sales, technical and support capabilities in order to continue to grow, which could harm our business.

   Our business cannot continue to grow if we do not hire and retain qualified technical personnel. Competition for these individuals is intense, and we might not be able to attract, assimilate or retain highly qualified technical personnel in the future. In addition, we need to hire and retain operations, sales and support personnel in the near future. We expect to face greater difficulty attracting qualified personnel with equity incentives as a public company than we did as a privately held company. Our failure to attract and retain highly trained personnel in these areas might limit the rate at which we can develop, which would harm our business.

If we make unprofitable acquisitions or are unable to successfully integrate any future acquisitions, our business could suffer.

   We have in the past and from time to time in the future might acquire businesses, client lists, products or technologies that we believe complement or expand our existing business. For example, in October 1998, we acquired ProNet GmbH, a German supplier of industrial application device server technology. Acquisitions of this type involve a number of risks, including the possibility that the operations of the acquired company will be unprofitable or that our management's attention will be diverted from the day-to-day operation of our business. An unsuccessful acquisition could reduce our margins or otherwise harm our financial condition. Any acquisition could result in a dilutive issuance of equity securities, the incurrence of debt and the loss of key employees. We cannot assure you that any acquisitions will be successfully completed or that, if one or more acquisitions are completed, the acquired businesses, client lists, products or technologies will generate sufficient revenue to offset the associated costs of other acquisitions or other adverse effects.

The market for our products is new and rapidly evolving. If we are not able to develop or enhance our products to respond to changing market conditions, our net revenues will suffer.

   Our future success depends in large part on our ability to continue to enhance existing products, lower product cost and develop new products that maintain technological competitiveness. The demand for network-enabled products is relatively new and can change as a result of innovations or changes within our target markets, which include industrial automation, healthcare, security/access control, retail/point of sale, commercial/information technology and telecommunications. For example, industry segments might adopt new or different standards, giving rise to new customer requirements. Any failure by us to develop and introduce new products or enhancements directed at new industry standards could harm our business, financial condition and results of operations. These customer requirements might or might not be compatible with our current or future product offerings. We might not be successful in modifying our products and services to address these requirements and standards. For example, our competitors might develop competing technologies based on Internet Protocols, Ethernet Protocols or other protocols that might have advantages over our products. If this were to happen, our revenue might not grow at the rate we anticipate, or could decline.

Undetected product errors or defects could result in loss of revenue, delayed market acceptance and claims against us.

   We currently offer a five year warranty on all of our products. Our products could contain undetected errors or defects. If there is a product failure, we might have to replace all affected products without being able to book revenue for replacement units, or we may have to refund the purchase price for the units. Because of our recent introduction of our line of Device Servers, we do not have a long history with which to assess the risks of unexpected product failures or defects for this product line. Regardless of the amount of testing we undertake, some errors might be discovered only after a product has been installed and used by customers. Any errors discovered after commercial release could result in loss of net revenues and claims against us. We warrant our products against defaults for a five-year period. Significant product warranty claims against us could harm our business, reputation and financial results and cause the price of our stock to decline.

Our intellectual property protection might be limited.

   We do not rely on patents to protect our proprietary rights. We do rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. Despite any precautions that we have taken:

  . laws and contractual restrictions might not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

  . other companies might claim common law trademark rights based upon use of marks that precede the registration of our marks;

  . policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we might be unable to determine the extent of this unauthorized use; and

  . current federal laws that prohibit software copying provide only limited protection from software "pirates."

   Also, the laws of other countries in which we market our products might offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which could significantly harm our business.

If our agreement with Gordian, Inc. is terminated, we could lose the rights to valuable intellectual property.

   Pursuant to an agreement dated February 29, 1989 between us and Gordian, Inc. Gordian developed intellectual property used in our Micro Serial Server, or MSS, Print Servers and ETS and LRS lines of terminal server products. These products represented and continue to represent a significant portion of our net revenues. Under the terms of this agreement Gordian owns the rights to the intellectual property developed by it but has agreed that for the term of the agreement it will not develop products for any other party which will directly compete with a product Gordian developed for us. The agreement with Gordian currently provides that we are required to pay royalties in respect of sales of products covered by the agreement. In the year ended June 30, 1999 we paid Gordian approximately $2.0 million in royalties and for the nine months ended March 31, 2000 we paid Gordian approximately $1.5 million in royalties. In the event that the Gordian agreement is terminated, we could lose our rights to the intellectual property developed under the Gordian agreement and this might prevent us from marketing some or all of Micro Serial Server line of products in the future. Although we believe that other products developed by us using alternative technology can be substituted in the future for the products sold by us using the technology developed by Gordian, there is no guarantee that we will not lose customers and revenues which would harm our business.

We might become involved in litigation over proprietary rights, which could be costly and time consuming.

   Substantial litigation regarding intellectual property rights exists in our industry. There is a risk that third parties, including current and potential competitors and current developers of our intellectual property or our manufacturing partners, will claim that our products, or our customers' products, infringe on their intellectual property rights. In addition, software, business processes and other property rights in our industry might be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Other parties might currently have, or might eventually be issued, patents that the proprietary rights we use infringe. Any of these third parties might make a claim of infringement against us. Any litigation, brought by us or others could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, from time to time we could encounter disputes over rights and obligations concerning intellectual property. We cannot assume that we will prevail in intellectual property disputes regarding infringement, misappropriation or other disputes. Litigation in which we are accused of infringement or misappropriation might cause a delay in the introduction of new products, require us to develop non-infringing technology or require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all. In addition, we have obligations to indemnify certain of our customers under some circumstances for infringement of third party intellectual property rights. If any claims from third parties required us to indemnify customers under our agreements, the costs could be substantial, and our business could be harmed. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

The amortization of deferred stock compensation will negatively affect our operating results.

   We have recorded deferred stock compensation in connection with the grant of stock options to employees where the option exercise price is less than the estimated fair value of the underlying shares of common stock as determined for financial reporting purposes. We have recorded deferred compensation within stockholders' equity of approximately $6.4 million during the nine months ended March 31, 2000, which is being amortized over the vesting period of the related stock options, which is generally four years. A balance of $5.8 million remains at March 31, 2000 and will be amortized as follows: $0.5 million during the remainder of fiscal 2000, $1.8 million in fiscal 2001, $1.8 million in fiscal 2002, $0.9 million in fiscal 2003, $0.6 million in fiscal 2004, and $0.2 million in fiscal 2005.

   The amount of stock based compensation in future periods will increase if we continue to grant stock options where the exercise price is less than the estimated fair value of the underlying shares. On May 19, 2000, the Board of Directors granted options under the 1993 Stock Plan to employees to purchase an aggregate of 920,894 shares of our common stock at an exercise price of $6.00 per share. In connection with this option grant, we will record deferred compensation aggregating $2.4 million that will be amortized over the vesting period of the options as follows: $0.1 million during the remainder of fiscal 2000, $0.6 million in fiscal 2001, $0.6 million in fiscal 2002, $0.6 million in fiscal 2003, and $0.5 million in fiscal 2004.

   The amount of stock based compensation amortization in future periods could decrease if options for which accrued, but unvested compensation has been recorded are forfeited.

The amortization of marketing rights and related payments of sales commissions will negatively affect our operating results.

   In September 1998, we purchased marketing rights from an individual which allow us to sell products in various geographical regions. Additionally, we pay a sales commission to the same individual for sales of certain products made to various customers through December 31, 2000. We entered into these transactions to enhance the value of our October 1998 acquisition of ProNet GmbH, a German company that is a supplier of industrial application device server technology. We paid $ 1.7 million for the marketing rights, which is being amortized over 27 months. As a result, we will recognize approximately $565,000 of amortization relating to the marketing rights agreement for the period from April 1, 2000 through December 31, 2000. Commissions paid and amortization of marketing rights during the year ended June 30, 1999 and the nine months ended March 31, 2000 were $1.6 million and $2.2 million, respectively. After December 31, 2000, we expect to have no further charges relating to these transactions.

                         Risks Related to this Offering

Our stock price might be volatile and you might not be able to resell your shares at or above the initial public offering price.

   There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. This initial public offering price might vary from the market price of our common stock after the offering. If you purchase shares of common stock, you might not be able to resell those shares at or above the initial public offering price. The market price of our common stock might fluctuate significantly in response to factors, some of which are beyond our control, including the following:

  . actual or anticipated fluctuations in our annual and quarterly operating results;

  . changes in market valuations of other technology companies;

  . changes in financial estimates by securities analysts;

  . variations in our operating results which could cause us to fail to meet analysts' or investors' expectations;

  . announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . additions or departures of key personnel;

  . future sale of equity or debt securities; and

  . general economic, industry and market conditions.

   In addition, the stock market, and the stock of Internet companies in particular, has experienced extreme volatility that often has been unrelated to the performance of these companies. These market fluctuations might cause our stock price to fall regardless of our performance. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were involved in securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources. You should read the "Underwriting" section for a more complete discussion of the factors that were considered in determining the initial public offering price of our common stock.

Because some existing stockholders will together own a majority of our stock, the voting power of other stockholders, including purchasers in this offering, might be limited.

   After this offering, it is anticipated that our officers, directors, and five percent or greater stockholders will beneficially own or control, directly or indirectly, a 73.2% of our shares of common stock. One individual,

Bernhard Bruscha will own 57.8% of our common stock after this offering. As a result, if some of these existing stockholders choose to act together, they will have the ability to control matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any business combinations. This might delay or prevent an acquisition or cause the market price of our stock to decline. Some of these persons or entities might have interests different from yours. For example, they might be more interested than other investors in selling our company or pursuing different business strategies. For additional information on this calculation, see "Principal and Selling Stockholders."

We might be unable to meet our future capital requirements, and if we issue additional equity securities to raise capital our stockholders could experience additional dilution.

   We might be required to seek additional funding to meet our capital requirements, particularly if we elect to acquire complementary businesses, products or technologies. If we are required to raise additional funds, we might not be able to do so on favorable terms, if at all. In addition, if we issue new equity securities, stockholders might experience dilution or the holders of new equity securities might have rights, preferences or privileges senior to those of existing holders of common stock. If we are unable to raise additional capital on acceptable terms, we might not be able to develop or enhance our products, take advantage of future opportunities, or respond to clients and competition.

Substantial future sales of our common stock in the public market could depress our stock price.

   Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. You should read "Shares Eligible for Future Sale" for a full discussion of shares that might be sold in the public market in the future.

You will experience immediate and substantial dilution in the book value of your shares.

   The price for each share in the initial public offering is substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution of approximately $11.44 in the book value of our common stock from the price you pay for our common stock. For additional information on this calculation, see "Dilution."

The provisions of our charter documents might inhibit potential acquisition bids that a stockholder might believe are desirable, and the market price of our common stock could be lower as a result.

   Upon completion of this offering, our Board of Directors will have the authority to issue up to five million shares of preferred stock. Our Board of Directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock might delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders might be adversely affected. The issuance of preferred stock might result in the loss of voting control to other stockholders. We have no current plans to issue any shares of preferred stock. Our charter documents also contain other provisions which might discourage, delay or prevent a merger or acquisition, including:

  . only one of the three classes of directors is elected each year;

  . our stockholders have limited rights to remove directors without cause;

  . our stockholders have no right to act by written consent;

  . our stockholders have limited rights to call a special meeting of stockholders; and

  . stockholders must comply with advance notice requirements to nominate directors or submit proposals for consideration at stockholder meetings.

   These provisions could also have the effect of discouraging others from making tender offers for our common stock. As a result, these provisions might prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts. These provisions might also prevent changes in our management.

We have broad discretion in how we use the proceeds of this offering, and we might not use these proceeds effectively.

   Our management has broad discretion in the use of the net proceeds of this offering and could spend the net proceeds in ways that do not yield a favorable return or to which stockholders object. For example, we might use the proceeds to acquire complementary businesses or technologies, although no such acquisitions are currently planned. These acquisitions could prove to be unprofitable and harm our business. Until we need to use the proceeds of this offering, we plan to invest the net proceeds in short-term, interest-bearing securities.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties, including, without limitation, statements concerning conditions in our industry and our business, financial condition and operating results, including in particular statements relating to our business and growth strategies and our product development efforts. We use words like "believe," "expect," "anticipate," "intend," "future" and other similar expressions to identify forward-looking statements. Purchasers of our common stock should not place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on our current expectations, and are subject to a number of risks and uncertainties, including, without limitation, those identified under "Risk Factors" and elsewhere in this prospectus. Our actual operating results could differ materially from those predicted in these forward-looking statements, and any other events anticipated in the forward-looking statements might not actually occur.

                                USE OF PROCEEDS

   We expect to receive proceeds of approximately $123.8 million from the sale of the shares of common stock at an assumed initial public offering price of $15.00 per share, after deducting the underwriting discount and our estimated offering expenses, or approximately $130.1 million if the underwriters exercise in full their option to purchase additional shares. We intend to use the proceeds for general corporate purposes, including working capital, research and development, and expansion of our sales and marketing organizations. We also intend to use at least 50% of the net proceeds to make strategic acquisitions of other companies, technology or products that complement our business. We are not currently in negotiations for any of these transactions. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing securities.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our common stock. We do not currently anticipate paying any cash dividends on our common stock in the foreseeable future, and we intend to retain any future earnings for use in the expansion of our business and for general corporate purposes. Additionally, our current debt instruments limit the payment of dividends.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2000:

  . on an actual basis; and

  . as adjusted to reflect our sale of 9,000,000 shares of common stock offered hereby at an assumed offering price of $15.00 per share and our application of the estimated net proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses.

   Except as otherwise indicated, all information to this prospectus assumes:

  . a four-for-one stock split of our common stock, which will occur prior to the completion of this offering; and

  . our reincorporation in the State of Delaware, which will occur prior to the completion of this offering.

   See "Use of Proceeds." The capitalization information set forth in the table below is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus and should be read in conjunction with such consolidated financial statements and notes.

                                                             As of March 31,
                                                                   2000
                                                             -----------------
                                                                         As
                                                             Actual   Adjusted

                                                              (in thousands)
Cash and cash equivalents................................... $ 4,118  $127,925
                                                             =======  ========
Capital lease obligations, net of current portion .......... $   110  $    110
Stockholder's equity:
  Preferred stock, $0.0001 par value; 5 million shares
  authorized; no shares issued and outstanding..............
  Common stock, $0.0001 par value; 200 million shares
  authorized; 28,993,820 shares issued and outstanding,
  actual; 37,993,820 shares issued and outstanding, as
  adjusted..................................................       3         4
Additional paid-in capital..................................   9,396   133,202
Deferred compensation.......................................  (5,823)   (5,823)
Retained earnings ..........................................   8,507     8,507
Accumulated other comprehensive loss........................      (8)       (8)
                                                             -------  --------
  Total stockholders' equity................................  12,075   135,882
                                                             -------  --------
    Total capitalization.................................... $12,185  $133,992
                                                             =======  ========

   This table does not include:

  . 5,737,987 shares of common stock issuable upon the exercise of outstanding stock options as of June 20, 2000 at a weighted average exercise price of $1.35 per share, of which options for 1,638,935 shares were exercisable;

  . 8,139,416 shares of common stock reserved for future issuance under our 1993 Stock Option Plan and 1994 Nonstatutory Stock Option Plan; and

  . 1,750,000 shares in the aggregate reserved for future issuance under our 2000 Stock Plan and 2000 Employee Stock Purchase Plan.

                                    DILUTION

   Our net tangible book value as of March 31, 2000 was $11.3 million, or $0.39 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which equals total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of March 31, 2000. Assuming the sale by us of 9,000,000 shares of common stock offered in this offering at an initial public offering price of $15.00 per share and the application of the estimated net proceeds from this offering, our net tangible book value as of March 31, 2000 would have been $135.1 million, or $3.56 per share of common stock. Assuming the completion of this offering, there will be an immediate increase in the net tangible book value of $3.17 per share to our existing stockholders and an immediate dilution in the net tangible book value of $11.44 per share to new investors. The following table illustrates this per share dilution:

Initial public offering price per share...........................       $15.00
  Net tangible book value per share as of March 31, 2000.......... $0.39
  Increase attributable to new investors..........................  3.17
                                                                   -----
Net tangible book value per share after offering..................         3.56
                                                                         ------
Dilution per share to new investors...............................       $11.44
                                                                         ======

   The following table summarizes the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors, in each case based upon the number of shares of common stock outstanding as of March 31, 2000.

                                                                         Average
                                  Shares Purchased  Total Consideration   Price
                                 ------------------ --------------------   Per
                                   Number   Percent    Amount    Percent  Share
   Existing stockholders........ 28,993,820   76.3% $  2,986,000    2.2% $ 0.10
   New investors................  9,000,000   23.7   135,000,000   97.8  $15.00
                                 ----------  -----  ------------  -----
     Total...................... 37,993,820  100.0% $137,986,000  100.0%
                                 ==========  =====  ============  =====

   If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to 73.1% of the total number of share of common stock to be outstanding after this offering, and will increase the number of shares of common stock held by the new investors to 10,350,000 shares, or 26.9% of the total number of shares of common stock to be outstanding immediately after this offering. See "Principal and Selling Stockholders."

   The tables and calculations above assume no exercise of outstanding options. At March 31, 2000, there were 5,502,956 shares of common stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $0.37 per share, of which options for 2,420,584 were exercisable. To the extent that these options are exercised, there will be further dilution to new investors. In addition, the tables and calculations above do not include the 7,251,496 shares of common stock reserved for future issuance under our 1993 Incentive Stock Option Plan and 1994 Nonstatutory Stock Option Plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                   (In thousands, except per share data)

   The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of operations data for the years ended June 30, 1997, 1998 and 1999 and the nine months ended March 31, 2000, and the balance sheet data as of June 30, 1998 and 1999 and March 31, 2000, are derived from the audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended June 30, 1995 and 1996, and the balance sheet data as of June 30, 1995, 1996 and 1997, are derived from the audited consolidated financial statements not included elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended March 31, 1999, are derived from unaudited consolidated financial statements included elsewhere in this prospectus. We prepared the unaudited consolidated financial statements on substantially the same basis as the audited consolidated financial statements and, in our opinion, they include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for this period. The historical results are not necessarily indicative of results to be expected for future periods.

                                                                       Nine months ended
                                    Year ended June 30,                    March 31,
                          -------------------------------------------  ------------------
                           1995     1996     1997     1998     1999     1999      2000
Statements of Operations
 Data:
Net revenues............  $33,977  $40,252  $30,680  $28,300  $32,980  $23,157   $32,631
Cost of revenues........   21,633   27,463   20,430   16,812   16,824   12,468    15,644
                          -------  -------  -------  -------  -------  -------   -------
Gross profit............   12,344   12,789   10,250   11,488   16,156   10,689    16,987
                          -------  -------  -------  -------  -------  -------   -------
Operating expenses:
 Selling, general and
  administrative........    9,484    9,674    7,455    7,857    9,768    6,494    11,904
 Research and
  development...........    2,078    3,770    2,471    1,770    2,615    1,849     2,330
 Amortization of
  deferred
  compensation..........      --       --       --       --       --       --        587
                          -------  -------  -------  -------  -------  -------   -------
  Total operating
   expenses.............   11,562   13,444    9,926    9,627   12,383    8,343    14,821
                          -------  -------  -------  -------  -------  -------   -------
Income (loss) from
 operations.............      782     (655)     324    1,861    3,773    2,346     2,166
Minority interest.......      --       --       --       --       (30)     (57)      (49)
Interest income
 (expense), net.........       (1)      33     (168)      (5)     151      121       154
Other income (expense),
 net....................      134      (15)       9        1      (10)    (106)      (55)
                          -------  -------  -------  -------  -------  -------   -------
  Income (loss) before
   income taxes.........      915     (637)     165    1,857    3,884    2,304     2,216
Provision (benefit) for
 income taxes...........      197     (191)     (37)     554    1,098      682     1,081
                          -------  -------  -------  -------  -------  -------   -------
Net income (loss).......  $   718  $  (446) $   202  $ 1,303  $ 2,786  $ 1,622   $ 1,135
                          =======  =======  =======  =======  =======  =======   =======
Earnings (loss) per
 share:
  Basic.................  $  0.03  $ (0.02) $  0.01  $  0.05  $  0.10  $  0.06   $  0.04
  Diluted ..............     0.03    (0.02)    0.01     0.05     0.10     0.06      0.03
Weighted average shares:
  Basic.................   25,167   25,051   25,128   25,207   26,977   26,964    28,870
  Diluted...............   25,307   25,051   25,427   25,443   28,880   28,967    33,293

                                      As of June 30,                              As of
                          -------------------------------------------           March 31,
                           1995     1996     1997     1998     1999               2000
Balance Sheet Data:
Cash and cash
 equivalents............  $   197  $   230  $   173  $ 1,759  $ 5,833            $ 4,118
Working capital.........    4,916    3,838    4,812    6,327    8,109             10,185
Total assets............   10,695   14,985    9,570    9,800   17,292             17,527
Capital lease
 obligations, net of
 current portion........      --       --       --       --        97                110
Minority interest.......      --       --       --       --        68                --
Retained earnings.......    3,528    3,081    3,284    4,586    7,372              8,507
Total stockholders'
 equity.................    5,853    5,407    5,624    6,928   10,312             12,075

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those factors set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   Lantronix designs, develops and markets network device servers that enable almost any electronic device to be accessed, managed, controlled, reprogrammed and configured or reconfigured over the Internet or other networks using standard protocols for connectivity, including fiber optic, Ethernet and wireless. Since our inception in 1989, we have developed an array of network-enabling products including Device Servers, Multiport Device Servers, Print Servers and other products. Beginning in fiscal year 1999, we began to experience an increase in sales of our Device Servers reflecting our focus on this higher margin product line. At the same time, we began to experience a decline in sales of Print Server and other products as we shifted resources to our Device Server business, which we believe represents a greater opportunity for long-term growth. We believe sales of our Device Server products will continue to represent an increasing percentage of our net revenues in the future. Our strategy for continuing to increase sales of our Device Server product line involves a two-fold approach. First, we intend to substantially increase our research and development expenditures over the next two years to enhance our Device Server product line and develop new products. Second, we intend to grow our Device Server business through strategic acquisitions, investments and partnerships, which we believe will support our product lines and allow us to secure additional intellectual property, increase our customer base and provide access to new markets.

   Our products are sold to OEMs, VARs, systems integrators and distributors, as well as directly to end-users. We have two customers that accounted for more than 10% of our net revenues. One of our distributors, Ingram Micro, accounted for 11.5% of our net revenues during the nine months ended March 31, 2000, 15.5% for the year ended June 30, 1999, 22% for the year ended June 30, 1998, and 15.3% for the year ended June 30, 1997. Another distributor, Tech Data, accounted for 11.2% of our net revenues during the nine months ended March 31, 2000, 11.5% for the year ended June 30, 1999, 12.6% for the year ended June 30, 1998 and 15.1% for the year ended June 30, 1997. Transtec AG, an international OEM and related party due to common ownership by our major stockholder, accounted for 7.6% of our net revenues during the nine months ended March 31, 2000, 11.4% for the year ended June 30, 1999, 17.9% for the year ended June 30, 1998 and 16.4% for the year ended June 30, 1997.

   In October 1998, we acquired ProNet GmbH, a German company that is a supplier of industrial application device server technology. In connection with this acquisition, we acquired exclusive marketing rights to CoBox technology in the United States and Canada from Dr. Peter Weisser, Sr. We also acquired non-exclusive marketing rights to this technology world-wide, excluding Germany and Switzerland. Under this agreement, we are required to make royalty payments to Dr. Weisser. As a result, we will recognize approximately $565,000 of amortization relating to a marketing rights agreement for the period from April 1, 2000 through December 31, 2000. In addition, we will incur sale commissions payments relating to the acquisition through December 31, 2000. After that date, we expect to have no further charges relating to these acquisitions. See notes 2 and 3 of the consolidated financial statements for additional information relating to these transactions.

   We recognize revenues upon product shipment. We have granted several customers limited return privileges, as well as limited price protection for inventories held at the time of published price reductions. Estimated reserves have been recorded to reflect these agreements, as well as potential warranty expenses, based on our five-year warranty policy from the date of shipment. The allowance for doubtful accounts is recorded based upon anticipated collection risk. This reserve has decreased during the year ended June 30, 1999 and the nine months ended March 31, 2000 due primarily to a decline in bad debt write-offs and continued reduction in the collection period.

   Amortization of stock-based compensation relates to deferred compensation recorded in connection with the grant of stock options to employees where the option exercise price is less than the estimated fair value of the underlying shares of common stock as determined for financial reporting purposes. We have recorded deferred compensation within stockholders' equity of approximately $6.4 million, which is being amortized over the vesting period of the related stock options, which is generally four years. A balance of $5.8 million remains at March 31, 2000 and will be amortized as follows: $0.5 million during the remainder of fiscal 2000, $1.8 million in fiscal 2001, $1.8 million in fiscal 2002, $0.9 million in fiscal 2003, $0.6 million in fiscal 2004 and $0.2 million in fiscal 2005. The amount of stock-based compensation amortization actually recognized in future periods could decrease if options for which accrued, but unvested compensation has been recorded, are forfeited. See note 5 to the consolidated financial statements.

   On May 19, 2000, the Board of Directors granted options under the 1993 Stock Plan to employees to purchase an aggregate of 920,894 shares of our common stock at an exercise price of $6.00 per share. In connection with this option grant, we will record deferred compensation aggregating $2.4 million that will be amortized over the vesting period of the options as follows: $0.1 million during the remainder of fiscal 2000, $0.6 million in fiscal 2001, $0.6 million in fiscal 2002, $0.6 million in fiscal 2003, and $0.5 million in fiscal 2004. See note 9 to the consolidated financial statements.

Results of Operations

   The following table sets forth, for the periods indicated, the percentage of net revenues represented by each item in our consolidated income statements:

                                                                   Nine months
                                               Year ended June     ended March
                                                     30,               31,
                                              -------------------  ------------
                                               1997   1998   1999   1999  2000
Net revenues................................. 100.0% 100.0% 100.0% 100.0% 100.0%
Cost of revenues.............................  66.6   59.4   51.0   53.8   47.9
                                              -----  -----  -----  -----  -----
Gross profit.................................  33.4   40.6   49.0   46.2   52.1
Operating expenses:
  Selling, general and administrative........  24.3   27.8   29.6   28.0   36.5
  Research and development...................   8.1    6.3    7.9    8.0    7.1
  Amortization of deferred compensation......   --      --    --     --     1.8
                                              -----  -----  -----  -----  -----
Total operating expenses.....................  32.4   34.0   37.5   36.0   45.4
                                              -----  -----  -----  -----  -----
Income from operations.......................   1.1    6.6   11.4   10.1    6.6
Minority interest............................   --     --    (0.1)  (0.2)  (0.2)
Interest income (expense), net...............  (0.5)   --     0.5    0.5    0.5
Other income (expense), net..................   --     --     --    (0.5)  (0.2)
                                              -----  -----  -----  -----  -----
Net income before income taxes...............   0.5    6.6   11.8    9.9    6.8
Provision (benefit) for income taxes.........  (0.1)   2.0    3.3    2.9    3.3
                                              -----  -----  -----  -----  -----
Net income...................................   0.7%   4.6%   8.4%   7.0%   3.5%
                                              =====  =====  =====  =====  =====

Comparison of the Nine Months Ended March 31, 1999 and 2000

 Net Revenues

   Net revenues increased $9.5 million or 40.9%, from $23.2 million in the nine months ended March 31, 1999 to $32.6 million in the nine months ended March 31, 2000. The increase was primarily attributable to an increase in net revenues of our Device Server products, offset by a decline in our Print Server and other products. Device Server net revenues increased $10.3 million, or 151.8%, from $6.8 million or 29.2% of net revenues in the nine months ended March 31, 1999 to $17.0 million or 52.2% of net revenues in the nine months ended March 31, 2000. A portion of this growth resulted from the acquisition of ProNet GmbH. Multiport Device Server net revenues increased $1.0 million or 15.7%, from $6.5 million, or 28.1% of net revenues, in the nine months ended March 31, 1999 to $7.5 million or 23.0% of net revenues in the nine months ended March 31, 2000. Print Server and other revenues decreased $1.8 million, or 18.4%, from $9.9 million, or 42.7% of net revenues in the nine months ended March 31, 1999 to $8.1 million, or 24.7% of net revenues in the nine months ended March 31, 2000.

   Net revenues generated from sales in the United States increased $5.8 million, or 37.6%, from $15.6 million or 67.2% of net revenues in the nine months ended March 31, 1999 to $21.4 million or 65.6% of net revenues in the nine months ended March 31, 2000. Our net revenues derived from customers located in Europe increased $3.2 million, or 49.3%, from $6.4 million or 27.7% of net revenues in the nine months ended March 31, 1999 to $9.6 million or 29.4% of net revenues in the nine months ended March 31, 2000. Our net revenues derived from customers located in other geographic areas increased $458,000, or 39.0%, from $1.2 million or 5.1% of net revenues in the nine months ended March 31, 1999 to $1.6 million or 5.0% of net revenues in the nine months ended March 31, 2000.

 Gross Profit

   Gross profit represents net revenues less cost of revenues. Cost of revenues consists primarily of the cost of raw material components, subcontract labor assembly from outside manufacturers and associated overhead costs. As part of our agreement with Gordian, Inc., an outside research and development firm, a royalty charge is included in cost of revenues and is calculated based on the related products sold. Gross profit increased by $6.3 million, or 58.9%, from $10.7 million or 46.2% of net revenues in the nine months ended March 31, 1999 to $17.0 million or 52.1% of net revenues in the nine months ended March 31, 2000. In the nine months ended March 31, 2000, the Gordian royalties were $1.5 million as compared to $1.2 million in the nine months ended March 31, 1999. The increase in gross profit resulted primarily from a change in product mix with more emphasis on our higher margin Device Server products and a decrease in royalties as a percentage of net revenues.

 Selling, General and Administrative

   Selling, general and administrative expenses consist primarily of personnel-related expenses including salaries and commissions, facilities expenses, information technology, trade show expenses, advertising, and professional fees. Selling, general and administrative expenses increased $5.4 million, or 83.3%, from $6.5 million or 28.0% of net revenues in the nine months ended March 31, 1999 to $11.9 million or 36.5% of net revenues in the nine months ended March 31, 2000. This increase is due in part to a $1.5 million increase in the expense associated with the amortization of our marketing rights agreement and commissions paid in connection with our acquisition of ProNet GmbH. The balance is related to an increase in our sales force, including new offices in Europe and Asia, an increase in our administrative infrastructure including key executive positions, and an investment in our systems to support Y2K requirements. We expect selling, general and administrative expenses will continue to increase in the foreseeable future to support the global expansion of our operations.

 Research and Development

   Research and development expenses consist primarily of salaries and the related costs of employees, as well as expenditures to third-party vendors for research and development activities. Research and development expenses increased $481,000, or 26.0%, from $1.8 million or 8.0% of net revenues for the nine months ended March 31, 1999 to $2.3 million or 7.1% of net revenues for the nine months ended March 31, 2000. This increase resulted primarily from increased headcount and expenses related to new product development.

 Interest and Other Income (Expense), Net

   Interest income (expense), net consists primarily of interest earned on average cash and cash equivalents, less interest on our bank lines of credit and capital lease obligations. Other income (expense), net consists primarily of exchange gains and losses from foreign currency transactions and gains and losses from disposals of fixed assets. Interest and other income (expense), net was $15,000 in the nine months ended March 31, 1999 and $99,000 in the nine months ended March 31, 2000.

 Provision (Benefit) for Income Taxes

   Our effective tax rate was 29.6% in the nine months ended March 31, 1999 and 48.8% in the nine months ended March 31, 2000. The federal statutory rate was 34% for both periods. Our effective tax rate for the nine months ended March 31, 1999 was lower than the federal statutory rate primarily due to the reversal of the valuation allowance due to the recoverability of deferred tax assets. Our effective tax rate for the nine months ended March 31, 2000 was higher than the federal statutory rate primarily due to start-up losses in foreign subsidiaries which could not be deducted, the amortization of deferred compensation for which a current tax benefit was not provided and a research and development tax credit which could not be used. We believe the effective tax rate during this period was higher than normal. We expect that our effective tax rate will likely be lower than the effective tax rate experienced in the nine months ended March 31, 2000 in the future. We utilize the liability method of accounting for income taxes as set forth in Financial Accounting Standards Board ("FASB") Statement No. 109, Accounting for Income Taxes. See
Note 6 of notes to consolidated financial statements.

   There is no valuation allowance provided on our deferred tax assets since we believe that it is more likely than not that these assets will be realized. These assets will be realized through the reversal of timing differences and through future taxable income.

Comparison of Years Ended June 30, 1998 and 1999

 Net Revenues

   Net revenues increased $4.7 million, or 16.5%, from $28.3 million in the year ended June 30, 1998 to $33.0 million in the year ended June 30, 1999. This increase was due to our acquisition of ProNet GmbH in October 1998 and sequential growth in our Device Server business.

 Gross Profit

   Gross profit increased by $4.7 million or 40.6%, from $11.5 million or 40.6% of net revenues for the year ended June 30, 1998 to $16.2 million or 49.0% of net revenues for the year ended June 30, 1999. For the year ended June 30, 1998, the royalties paid to Gordian, Inc. were $1.5 million as compared to $2.0 million for the year ended June 30, 1999.

 Selling, General and Administrative

   Selling, general and administrative expenses increased $1.9 million or 24.3%, from $7.9 million or 27.8% of net revenues in the year ended June 30, 1998 to $9.8 million or 29.6% of net revenues in the year ended June 30, 1999. This increase is due in part to $1.6 million of expenses associated with the amortization of our marketing rights agreements and commissions paid in connection with our acquisition of ProNet GmbH. In addition, we experienced higher personnel-related costs as a result of additional headcount, higher marketing expenditures, costs related to expanding our international operations and incremental costs associated with upgrading our information systems.

 Research and Development

   Research and development expenses increased by $845,000 or 47.7% from $1.8 million or 6.3% of net revenues in the year ended June 30, 1998 to $2.6 million or 7.9% of net revenues in the year ended June 30,

1999. The increase was primarily due to resource constraints at our outside research and development consultants in fiscal year 1998 which resulted in research and development expenses being lower than intended. The increase was also partially attributable to our acquisition of ProNet GmbH in October 1998.

 Interest and Other Income (Expense), Net

   Interest and other income (expense), net was a $4,000 net expense in the year ended June 30, 1998 and a $141,000 net income in the year ended June 30, 1999.

 Provision (Benefit) for Income Taxes

   Our effective tax rate was 29.8% in the year ended June 30, 1998 and 28.3% the year ended June 30, 1999. The federal statutory rate was 34% for both periods. Our effective tax rate in the year ended 1998 was lower than the federal statutory rate due to a tax benefit provided by our foreign operations. Our effective tax rate in the year ended June 30, 1999 was lower than the federal statutory rate due to the reversal of the valuation allowance due to the recoverability of deferred tax assets. See Note 6 of notes to consolidated financial statements.

Comparison of Years Ended June 30, 1997 and 1998

 Net Revenues

   Net revenues decreased by $2.4 million, or 7.8%, from $30.7 million in the year ended June 30, 1997 to $28.3 million during the year ended June 30, 1998. The decrease was primarily due to the loss of a major customer of our Print Server products.

 Gross Profit

   Gross profit increased by $1.2 million or 12.1% as a percentage of net revenues from $10.3 million, or 33.4% of net revenues for the year ended June 30, 1997 to $11.5 million, or 40.6% of net revenues for the year ended June 30, 1998 due to a shift in product mix to our higher margin Device Servers and Multiport Device Servers. For the year ended June 30, 1997, the royalties paid to Gordian, Inc. were $1.6 million as compared to $1.5 million for the year ended June 30, 1998.

 Selling, General and Administrative

   Selling, general and administrative expenses increased $402,000, or 5.4%, from $7.5 million or 24.3% of net revenues in the year ended June 30, 1997 to $7.9 million or 27.8% of net revenues in the year ended June 30, 1998.

 Research and Development

   Research and development expenses decreased by $701,000 or 28.4% from $2.5 million or 8.1% of net revenues in the year ended June 30, 1997 to $1.8 million or 6.3% of net revenues, in the year ended June 30, 1998. The decrease resulted from resource constraints at our outside research and development consultants.

 Interest and Other Income (Expense), Net

   Interest and other income (expense), net was a $159,000 net expense in the year ended June 30, 1997 and a $4,000 net expense in the year ended June 30, 1998.

 Provision (Benefit) for Income Taxes

   Our effective tax benefit was 22.4% in the year ended June 30, 1997 and our effective tax rate was 29.8% in the year ended June 30, 1998. The federal statutory rate was 34% for both periods. The effective tax benefit in 1997 was due to a tax benefit provided by our foreign sales corporation and was offset by the provision for the valuation allowance in that period. The effective tax rate in 1998 was lower than the federal statutory rate due to a tax benefit provided by our foreign sales corporation. See note 6 of notes to consolidated financial statements.

 Quarterly Results of Operations

   The following table presents our consolidated operating results for each of the seven quarters in the period from July 1, 1998 through March 31, 2000, as well as such data expressed as a percentage of our net revenues. The information for each of these quarters is unaudited and has been prepared on the same basis as our audited consolidated financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                            Three Months Ended
                          -----------------------------------------------------------
                           Sep.    Dec.                      Sep.     Dec.     Mar.
                           30,     31,    Mar. 31, Jun. 30,   30,      31,      31,
                           1998    1998     1999     1999    1999     1999     2000
                                              (in thousands)
                                                (unaudited)
Statement of operations:
Net revenues............  $7,128  $8,010   $8,019   $9,823  $10,875  $11,417  $10,339
Cost of revenues........   4,024   4,421    4,023    4,356    4,701    5,517    5,426
                          ------  ------   ------   ------  -------  -------  -------
Gross profit............   3,104   3,589    3,996    5,467    6,174    5,900    4,913

Operating expenses:
  Selling, general and
   administrative.......   1,780   2,347    2,367    3,274    3,594    4,221    4,089
  Research and
   development..........     697     477      675      766      722      711      897
  Amortization of
   deferred
   compensation.........     --      --       --       --       --       --       587
                          ------  ------   ------   ------  -------  -------  -------
    Total operating
     expenses...........   2,477   2,824    3,042    4,040    4,316    4,932    5,573
                          ------  ------   ------   ------  -------  -------  -------
Income (loss) from
 operations.............     627     765      954    1,427    1,858      968     (660)
Minority interest
 (expense), net.........     --      --       (57)      27      (68)      19       --
Interest and other
 income (expense), net..      38      29      (52)     126       62      108      (71)
                          ------  ------   ------   ------  -------  -------  -------
Net income (loss) before
 income taxes...........     665     794      845    1,580    1,852    1,095     (731)
Provision (benefit) for
 income taxes...........     196     235      251      416      903      534     (356)
                          ------  ------   ------   ------  -------  -------  -------
Net income (loss).......  $  469  $  559   $  594   $1,164  $   949  $   561  $  (375)
                          ======  ======   ======   ======  =======  =======  =======
As a percentage of net
 revenues:
Net revenues............   100.0%  100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of revenues........    56.5    55.2     50.2     44.3     43.2     48.3     52.5
                          ------  ------   ------   ------  -------  -------  -------
Gross profit............    43.5    44.8     49.8     55.7     56.8     51.7     47.5

Operating expenses:
  Selling, general and
   administrative.......    25.0    29.3     29.5     33.3     33.0     37.0     39.5
  Research and
   development..........     9.8     6.0      8.4      7.8      6.6      6.2      8.7
  Amortization of
   deferred
   compensation.........     --      --       --       --       --       --       5.7
                          ------  ------   ------   ------  -------  -------  -------
    Total operating
     expenses...........    34.8    35.3     37.9     41.1     39.7     43.2     53.9
                          ------  ------   ------   ------  -------  -------  -------
Income (loss) from
 operations.............     8.8     9.6     11.9     14.5     17.1      8.5     (6.4)
Minority interest.......     --      --      (0.7)     0.3     (0.6)     0.2      --
Interest and other
 income (expense), net..     0.5     0.4     (0.6)     1.3      0.6      0.9     (0.7)
                          ------  ------   ------   ------  -------  -------  -------
Net income (loss) before
 income taxes...........     9.3     9.9     10.5     16.1     17.0      9.6     (7.1)
Provision (benefit) for
 income taxes...........     2.7     2.9      3.1      4.2      8.3      4.7     (3.4)
                          ------  ------   ------   ------  -------  -------  -------
Net income (loss).......     6.6%    7.0%     7.4%    11.8%     8.7%     4.9%    (3.6)%
                          ======  ======   ======   ======  =======  =======  =======


   Net revenues increased in each of the six quarters ended December 31, 1999. We did experience a decline in our most recent quarter, which we believe was partially attributed to reduced purchases due to Year 2000 concerns as well as a reduction in the sale of Multiport Device Servers during the quarter. We believe sales of Multiport Servers will remain relatively flat in future periods. We believe most of our future net revenues growth will be derived primarily from our Device Server products.

   Cost of revenues show a general increasing trend over the seven quarters, primarily due to the increase in net revenues. Gross profit as a percentage of net revenues for the four quarters ended March 31, 2000 was higher as compared to the three quarters ended March 31, 1999 due to a shift in our net revenues toward higher margin Device Server products. During the three months ending March 31, 2000, our gross margin declined due to a sequential decline in sales of our terminal server products, which are our highest margin products. We believe this decline in sales was due to our customers' decisions to postpone purchases due to Year 2000 concerns. We do not anticipate that Year 2000 concerns will cause future declines in sales.

   Total operating expenses have increased during each of the seven quarters ended March 31, 2000, due to our investment in infrastructure to support the growth of our business, including expanding our sales force, adding key executive positions and increasing expenditures on research and development. In addition, we incurred charges of $587,000 in the quarter ended March 31, 2000 to adjust the valuation for stock grants and options under the guidelines of APB No. 25.

Liquidity and Capital Resources

   Since inception, we have financed our operations through the issuance of common stock and through net cash generated from operations. Our cash equivalents consist of short term investments with original maturities of 90 days or less. As of March 31, 2000, we had cash and cash equivalents of $4.1 million. We have a secured bank line of credit which provides for borrowings of up to $5.0 million, at the bank's prime interest rate, which was 9.0% at March 31, 2000, plus 2% per annum. The line of credit expires on December 2, 2000 and requires us to maintain compliance with customary covenants and conditions. We had no outstanding balance under our bank line of credit as of December 31, 2000. During fiscal year 1999, we established an unsecured $1.2 million line of credit with a German bank to fund a portion of the acquisition of ProNet GmbH. In September 1999, we repaid all borrowings under the line of credit and the line of credit expires on March 31, 2001.

   Our operating activities used cash of $394,000 during the nine months ended March 31, 2000. Net income of $1.1 million, which includes amortization and depreciation of $1.5 million, was reduced by increased inventory of $817,000, increased accounts receivable of $897,000, and decreased accounts payable and other current liabilities of $744,000. The increase in accounts receivable was due to the $9.5 million increase in our net revenues from the nine months ended March 31, 1999 to the nine months ended March 31, 2000. We increased our inventory to support our increasing sales activity. We believe this trend of increasing accounts receivable and inventory will continue for the foreseeable future. The primary reason for the decrease in other current liabilities is due to $1.7 million of commission payments made relating to our acquisition of ProNet GmbH. Our operating activities provided cash of $3.9 million during the nine months ended March 31, 1999, provided cash of $5.6 million during fiscal year 1999, provided cash of $2.5 million during fiscal year 1998 and provided cash of $1.8 million during fiscal year 1997.

   Our investing activities used $596,000 of cash during the nine months ended March 31, 2000. The cash used in the period related mainly to the purchase of property and equipment, primarily computer hardware, of $480,000 and the acquisition of a minority interest of a subsidiary of ProNet GmbH. Our investing activities used cash of $2.6 million during the nine months ended March 31, 1999, $2.9 million during fiscal year 1999, $121,000 during fiscal year 1998 and $95,000 during fiscal year 1997. During the year ended June 30, 1999, we used $2.3 million for the acquisition of ProNet GmbH and related marketing rights.

   Cash used for financing activities was $724,000 for the nine months ended March 31, 2000, related to the repayment of a line of credit used in the acquisition of ProNet GmbH. Cash provided by financing activities was $1.5 million during the nine months ended March 31, 1999 and $1.4 million during fiscal year 1999, primarily related to borrowings on our bank line of credit related to our acquisition. Cash used by financing activities was $799,000 during fiscal year 1998 and $1.8 million during fiscal year 1997.

   We spent $2.3 million on research and development expenses for the nine months ended March 31, 2000. This expense related mainly to the development of products and technology. Expenditures for research and development activities were $1.8 million for the nine months ended March 31, 1999, $2.5 million for the fiscal year ended June 30, 1997, $1.8 million for the fiscal year ended June 30, 1998, and $2.6 million for the fiscal year ended June 30, 1999. We intend to use a portion of the proceeds of this offering to substantially increase our research and development activities over the next two years.

   We believe that the net proceeds from this offering, our existing cash and cash generated from operations will be adequate to meet our anticipated cash needs through at least the next 12 months. Our future capital requirements will depend on many factors, including the timing and amount of our net revenues and research and development and infrastructure investments which will affect our ability to generate additional cash. Thereafter, if cash generated from operations and financing activities is insufficient to satisfy our working capital requirements, we may need to borrow funds under our bank lines of credit, or seek additional funding through additional bank borrowings, sales of securities or other means. There can be no assurance that we will be able to raise any such capital on terms acceptable to us if at all. If we are unable to secure additional financing, we may not be able to develop or enhance our products, take advantage of future opportunities, respond to competition or continue to operate our business.

New Accounting Pronouncements

   In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. We have not yet determined the effect of SFAS No. 133 on our operations and financial position. We will be required to implement SFAS No. 133 beginning in fiscal year 2001.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB
101). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition policies comply with SAB 101.

   In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25 (FIN 44). This Interpretation clarifies the definition of employee for purposes of applying Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. We believe that the impact of FIN 44 will not have a material effect on the financial position or results of our operations.

Qualitative and Quantitative Disclosures About Market Risk

 Interest Rate Risk

   Our exposure to interest rate risk is limited to the exposure related to our cash and cash equivalents and our credit facilities, which is tied to market interest rates. As of March 31, 2000, we had cash and cash equivalents of $4.1 million, which consisted of cash and short-term investments with original maturities of 90 days or less, both domestically and internationally. We believe our short-term investments will decline in value by an insignificant amount if interest rates increase, and therefore would not have a material effect on our financial condition or results of operations.

 Foreign Currency Risk

   We sell products internationally. As a result, our financial results could be harmed by factors such as changes in foreign currency exchanges rates or weak economic conditions in foreign markets. Because our international sales are denominated in foreign currencies and are generally translated on a monthly basis to U.S. dollars, we could be adversely affected by fluctuations in foreign exchanges rates.

                               CHANGE IN AUDITORS

   KPMG LLP was previously the principal accountants for Lantronix, Inc. In 1998, the Company terminated KPMG's appointment as principal accountants and engaged Ernst & Young LLP as principal accountants. The board of directors approved the decision to change accountants.

   In connection with the audit of the fiscal year ended June 30, 1997, the Company had no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused KPMG LLP to make reference in connection with their opinion to the subject matter of the disagreement.

   The audit report of KPMG LLP on the consolidated financial statements of Lantronix, Inc. for the year ended June 30, 1997, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

                                    BUSINESS

Overview

   Lantronix designs, develops and markets network device servers that enable almost any electronic device to be accessed, managed, controlled, reprogrammed and configured or reconfigured over the Internet or other networks using standard protocols for connectivity, including fiber optic, Ethernet and wireless. Our Device Servers and Multiport Device Servers are fully integrated systems that contain memory, processors, operating systems, software applications and communication ports. As a result, users can gain instant access to critical information, manage devices in real-time and manage and control devices over the Internet or other networks. We have developed networking solutions for devices such as bar code scanners, building HVAC systems, elevators, manufacturing equipment, process control equipment, vending machines, thermostats, security cameras, medical instruments, temperature sensors, card readers and point of sale terminals. We sell our products, which also include print servers and other devices through multiple channels including OEMs, systems integrators, distributors and VARs to a wide variety of end-markets, including industrial automation, healthcare, security/access control, retail/point of sale, commercial/information technology and telecommunications.

Industry Background and Trends

   The emergence of the Internet has increased users' access to information and the speed at which users are able to interact with new information. As Internet technology applications have become more advanced, users have become able to conduct business in real-time over the Internet and other networks. This trend has escalated demand for real-time access to devices over the Internet for a broad range of applications at all levels of technological sophistication.

   The majority of electronic devices in existence today are not connected to the Internet or other networks. Instead, these devices, if networked, primarily communicate through proprietary closed control systems. These systems collect data from the physical world and convert that data into electrical signals. These signals can be used to effect responses based on preprogrammed rules and logic. These systems have traditionally required a PC gateway solution, where the intelligence is based in the central controller and complex wiring and customization are required for communication. Examples of these systems include point of sale devices, bar code scanners, security systems, elevators, manufacturing equipment and medical instruments. Moreover, any intelligent action that must be taken as a result of information provided by these devices, such as ordering additional inventory, requires action by a human being. Today, manufacturers, VARs, systems integrators and end-users are increasingly demanding cost-efficient solutions to enable electronic devices to be connected and controlled and to be able to respond automatically and intelligently to data inputs over the Internet or other networks.

   Device server technology can enhance the full spectrum of electronic devices, from ordinary devices such as vending machines to highly sophisticated devices such as security systems, by reducing hardware and software costs, reducing labor costs, increasing access to information and increasing the overall speed and efficiency of completing tasks. For example, a traditional vending machine requires a human being to routinely drive out to the vending machine site, perform routine maintenance, collect cash and to check, stock and order new inventory. By connecting the vending machine to the Internet using device server technology, the vending machine could automatically monitor its inventory and operational status, send purchase orders to suppliers, and request maintenance visits as needed. The vending machine could also adjust prices automatically and even process credit card payments instead of requiring cash. Moreover, the vending machine could accurately monitor consumer preferences for use by snack food companies to measure demand or set pricing.

   Device server technology can also benefit more complex applications such as security systems. Traditionally, security systems have had security panels located at entrances where permitted entrants input a code or swipe a badge for access to the building. Typically, these security panels are connected to central, on-site control panels through extensive wiring which in turn is connected to a local server, which in turn is connected to the security company's main server. Together theses devices determine if the person requesting access should be admitted to the building. By implementing device server technology at the point of entry, the local server, control panel and system specific wiring could be eliminated because the device server could communicate directly with the main server via the Internet. In addition, this Internet access enables a host of control options and potential efficiencies. For example, a security system which is monitored via the Internet emits a constant pinging while connected. Therefore, an end-user would immediately be informed of a problem if the pinging were to stop. In contrast, a security system that relies on a telephone line does not emit a constant pinging, and therefore might require a longer period of time to discover that a problem exists. Moreover, using device server technology, the end-user could change specific employee access to the point of entry remotely, and end users could switch security companies easily because no proprietary security company hardware would exist on site and the device servers can be remotely reprogrammed.

   Demand for device servers is being driven by the need for cost effective networking solutions for devices which are already installed and are not designed to have Internet access as well as devices currently being developed by OEMs and system integrators. We believe that our customers deploy our device server technology only in instances where the financial benefits outweigh the cost of our products. As with the computer industry's move away from centralized computing architectures, we believe that across a broad range of applications, the control industry is moving away from customized, wiring-intensive and closed interconnection schemes among various system components, towards open, interoperable, distribution architectures in which the control intelligence resides among the sensors and actuators in an intelligent network. In terms of the installed base of devices, device server technology can enable Internet access to almost any electronic device that has a serial port. In terms of devices currently being developed, device server technology can be embedded in many electronic devices, including devices that contains a microprocessor. Cahners In-stat Group, an independent research company, estimates that the number of microprocessors embedded in electronic devices is expected to increase from over 4.9 billion units as of December 31, 1999 to 7.3 billion units by December 31, 2000. As competition to be the first-to-market with Internet-enabled products intensifies we believe OEMs and systems integrators, whose core competencies typically do not include networking expertise, are increasingly seeking out third-party providers of networking capabilities that can meet end-user demand.

The Lantronix Solution

   We are a leading provider of intelligent network device servers that enable almost any electronic devices to be accessed, managed, controlled, reprogrammed and configured or reconfigured over the Internet and other networks using standard protocols for connectivity, including fiber optic, Ethernet and wireless. We offer a broad range of products for various currently installed devices that lack built-in network functionality. Our products are designed to connect to many of these devices at a fraction of the cost of replacing the existing equipment or wiring each device to a conventional PC that would act as a gateway to the network. We also offer products that are used by OEMs to provide Internet connectivity in their current and future product lines. Because our products are based on open standards, OEMs can avoid potentially complicated hardware and software integration issues and can network-enable their products quickly and seamlessly.

   Our Device Servers can be segmented into two major categories: external and embedded. Our external products are primarily used to network-enable the installed base of electronic devices, though we also offer manufacturers a turnkey solution for new devices. Our embedded products are designed into new electronic devices. By offering both product lines, we allow manufacturers to uniformly connect the end-users' new and existing equipment.

   We believe our Device Servers enable our customers and end-users to compete more effectively by allowing them to improve their business models by automating tasks previously performed by human resources, increasing control and creating cost efficiencies. We currently offer our Device Servers in many markets, including industrial automation, healthcare, security access/control, retail/point of sale, commercial/information technology, and telecommunications. We believe our products offer end-users and manufacturers the following key advantages:

  . Fully Integrated Solution. Our Device Servers are fully integrated with hardware, firmware, protocols, application software and a real-time operating system. Our Device Server technology is based on widely accepted industry standards, such as TCP/IP, HTTP, SNMP and Telnet, which we believe will provide Internet and other network compatibility today and in the future. We believe our solution enables OEMs to quickly integrate the products they manufacture, significantly reducing their time-to-market. We also believe that our products offer a turnkey solution to our end-user customers.

  . Remote Real-Time Solution. By enabling our end-users to communicate in a remote real-time environment over the Internet or other networks, our Device Servers facilitate increased user efficiencies. Our products can significantly reduce labor costs as well as eliminate the need for expensive gateways and redundant wiring used to network many devices. For example, the restaurant industry has traditionally used a point of sale system that communicates to an internal database which in turn communicates to a manager at a remote site for inventory and procurement review. Our remote solution could simplify this process by continuously communicating data directly from the restaurant point of sale devices to the restaurant's suppliers and food distributors, and order supplies as needed, thereby reducing the costs in a restaurant's procurement chain.

  . Open, Standards-based Architecture. We have an open architecture that enables our products to be compatible and interoperable with a variety of devices manufactured by different OEMs and across different platforms. Unlike products that use a proprietary system, we believe our Device Servers are flexible and easily facilitate communication between devices with various architectures. In addition, our open architecture gives our customers the ability to modify and customize our products. For example, we offer our customers a development environment we call our Software Developers Kit that allows our customers to customize our products with the commonly used "C" programming language. We offer a variety of support programs to assist our customers in developing these custom applications.

  . No Gateway Requirement to Network Devices. Unlike many of our competitors, we are able to network electronic devices without the need for a proprietary PC or server gateway. Because our technology enables intelligent action to occur at the device level instead of at the gateway, end users can communicate directly with devices over the Internet.

  . Improved Reliability. Our Device Server technology is highly reliable because there is no single point of failure. Because our Device Servers contain a built-in Web server and software, each of our Device Servers operates independently and does not rely on a centrally located gateway or server. In addition, by using its built-in processor power, our Device Servers have the capability of tracking the status of the electronic device and can report problems before they occur.

Our Strategy

   Our objective is to be the leading global provider for network-enabling devices. The following elements are central to our strategy:

  . Build our Sales Channel Relationships. We plan to continue to develop relationships with OEMs, VARs and system integrators that are leaders in our targeted industry markets. Currently we have relationships with approximately 1,400 customers. We will seek to strengthen and expand our relationships as well as aggressively increase our customer base by providing timely, cost effective networking solutions and customer service.

  . Target Complementary Alliances and Strategic Acquisitions. We plan to continue to enter into complementary alliances and make strategic acquisitions of both companies and key technologies which we believe will have synergistic benefits with our existing customer base and product lines. For example, we are involved in the Universal Plug and Play Forum with Microsoft, Intel, Hewlett Packard and other technology companies. In addition, in 1998 we acquired ProNet GmbH, a German supplier of industrial application device servers. We believe this strategy will have the potential to enable us to increase our market share in what is currently a fragmented device server market as well as gain access to larger product and customer bases.

  . Invest Significantly in Research and Development. We intend to spend significantly greater sums on our research and development efforts over the next two years to develop additional cost efficient Device Server solutions and other technologies, in order to meet changing client needs. We believe that we have substantial expertise in developing network-enabling technology, and we intend to use this expertise to continue to deliver products with high-functionality at competitive prices.

  . Extend Existing Customer Relationships to Expand Future Revenue
    Streams. We intend to extend our existing customer relationships by providing Device Server solutions for a greater percentage of the products and services our customers currently offer, and also by providing solutions for our customers' new products and services. For example, our customers include many OEMs which develop products in a wide variety of industries. To the extent that we provide Device Server technology solutions for an OEM within a specific industry, we expect to be able to provide similar solutions in the other industries that the OEM services. In addition, as demand for real-time connectivity continues to grow, we believe our customers will increasingly demand highly integrated embedded networking solutions for their new products. We expect to be able to grow with our customers by providing continually enhanced embedded and external device server solutions to better suit our customers' needs.

  . Leverage our Application Expertise. We have substantial experience in developing Device Server application solutions, and have developed software applications that can be used across our product lines to serve our customers' diverse needs. As we further penetrate our target markets, we intend to continue to develop and refine our software applications, providing us with a growing base of sophisticated software to help develop new device applications.

  . Establish Strong Brand Awareness. We believe Lantronix is a leading name in the device server market. We intend to further develop brand awareness by expanding our marketing relationships and programs. For example, we intend to co-brand our products with select customers. We believe that establishing brand recognition will help us establish wide acceptance of our technology and products.

Products

   We develop, market and support a variety of powerful, turnkey hardware and software products that enable electronic devices to be connected over the Internet or other networks. Our connectivity solutions are currently deployed in industrial automation, healthcare, security access/control, retail/point of sale, commercial/information technology, and telecommunication markets. Our products are based on our integrated, open architecture Device Server technology.

--------------------------------------------------------------------------------
                           Net Revenues for
                           Nine Months Ended
                           March 31, 2000       Primary Product
  Product Family           (millions)           Function            Products
  Device Servers           $17.0                Enable almost any   External and
                                                electronic device   embedded
                                                to become network-  CoBox, MSS
                                                enabled, allowing   and UDS products.
                                                the user to control
                                                the device by way
                                                of the Internet
                                                using a wide range
                                                of network
                                                protocols.
--------------------------------------------------------------------------------------
  Multiport Device Servers $7.5                 Enable multiple     ETS and LRS
                                                devices to become   products.
                                                network-enabled,
                                                allowing the user
                                                to control the
                                                devices by way of
                                                the Internet using
                                                a wide range of
                                                network protocols.
--------------------------------------------------------------------------------------
  Print Servers            $5.2                 Allow multiple      EPS, MPS and
                                                users to share      LPS products.
                                                printers anywhere
                                                on an Ethernet
                                                network using a
                                                wide range of
                                                network protocols.
--------------------------------------------------------------------------------------
  Other                    $2.9                 Support our product Switches, hubs and
                                                lines.              other connectivity
                                                                    peripherals.


 Device Servers and Multiport Device Servers

   We produce a wide variety of device servers. Both our Device Servers and our Multiport Device Servers enable almost any electronic device to become network-enabled, allowing the user to control the device by way of the Internet or other networks. Our products range from our MSS, UDS and CoBox lines of single and dual-port Device Servers, in sizes as small as a matchbook, to our ETS line of rackmount and tabletop Multiport Device Servers.

   Device Servers. Originally our Device Servers were designed using our Micro Serial Server or MSS architecture. In 1998, we acquired ProNet GmbH, a supplier of industrial applications and device servers. Using the acquired proprietary CoBox architecture, we introduced a board-level Device Server, giving OEMs a quick and compatible way to embed open standards-based Internet capability and computing power into almost any electronic device. We also launched a line of Device Servers for the industrial automation market, which are available in industry-standard DIN Rail form factors, with support for traditional industrial communications protocols including Modbus and SECS. Device Servers are easy to manage using any standard web browser, due to a built-in HTTP server and Java management program.

   The table below sets forth our Device Servers, their type of connection, the product description and their initial introduction date:

--------------------------------------------------------------------------------

                Connection                                       Introduction
  Product Name  Type                   Description               Date
  UDS 10         External  RS-232, RS-485, RS-422 serial         June 2000
                           standards. DB25 serial port. RJ45
                           connector. Flash ROM. Managed via
                           HTTP, DHCP, Telnet and SNMP.
-------------------------------------------------------------------------------
  CoBox Micro    Embedded  TTL serial. Ethernet RJ45             November 1999
                           connector. IP protocol stack. Flash
                           ROM. Managed via HTTP, Telnet and
                           SNMP.
-------------------------------------------------------------------------------
  MSS-VIA        External  Combines RS-232, RS-422 and RS-485    October 1999
                           interface with a 10/100 Ethernet
                           and integrated PC Card interface
                           for Wireless Connectivity. Flash
                           ROM for software upgrades.
                           Management via Telnet, SNMP, DHCP,
                           HTTP, DB9 Serial Console Port and
                           EZWebCon.
-------------------------------------------------------------------------------
  CoBox DinRail  External  RS-232, RS-485, & RS-422 serial       March 1999
                           standards (switch selectable).
                           10BASE-T Ethernet interface (RJ45).
                           Master or slave functionality.
-------------------------------------------------------------------------------
  CoBox Modbus   External  RS-232, RS-485, RS-422 serial         March 1999
                           standards. DB25 and DB9 serial
                           interfaces. RJ45 and AUI Ethernet
                           interfaces, STP/UTP Token Ring
                           interfaces. IP, Modbus RTU, Modbus
                           ASCII and Modbus TCP. Flash ROM.
                           Managed via Serial, Telnet, and
                           SNMP.
-------------------------------------------------------------------------------
  CoBox Mini     Embedded  Two TTL serial interfaces. Ethernet   December 1998
                           and Token Ring available. IP
                           protocol stack. Flash ROM. Managed
                           via HTTP, Serial, Telnet and SNMP.
-------------------------------------------------------------------------------
  MSS100         External  DB25 with full modern controls and    November 1998
                           a 10/100 RJ45 network interface.
                           Flash ROM for software upgrades.
                           Management via HTTP, SNMP, DHCP,
                           Telnet and EZWebCon GUI.
-------------------------------------------------------------------------------
  CoBox          External  RS-232, RS-485, RS-422 serial         October 1998
                           standards. DB25 and DB9 serial
                           interfaces. RJ45 and AUI Ethernet
                           interfaces, STP/UTP Token Ring
                           interfaces. Flash ROM. IP protocol
                           implementation. Managed via HTTP,
                           Telnet, Serial and SNMP.
-------------------------------------------------------------------------------
  MSS485         External  RJ45/screw block serial interface     March 1998
                           Flash ROM. Management via Telnet,
                           SNMP, DHCP and EZWebCon.
-------------------------------------------------------------------------------
  MSS1           External  DB25 serial interface. Wide variety   October 1995
                           of port and network configuration
                           options. Flash ROM Management via
                           Telnet, SNMP, DHCP, and EZWebCon.
-------------------------------------------------------------------------------
  LRS1           External  RS-232 DB25 DTE asynchronous serial   September 1995
                           ports. TCP/IP, IPX/SPX and
                           AppleTalk protocols. RIP and Static
                           routing. PPP, SLIP/CSLIP, and NAT
                           support. Supports V.90 and ISDN
                           modems. Provides secure access for
                           Dial-in, Dial-out, LAN-to-LAN,
                           Console Server and ISP.


   Multiport Device Servers. We offer a broad line of Multiport Device Servers, which are specialized devices that can network multiple devices while operating independent of any proprietary host and supporting virtually every standard networking protocol.

   The table below sets forth our line of Multiport Servers, their number of serial ports, the product description and their initial introduction date:

--------------------------------------------------------------------------------

   Product  # of                                                  Introduction
    Name    Ports                  Description                        Date

  ETS32PR    32   10/100 RJ45 and AUI Ethernet ports. Full       November 1998
                  modem controls on each port. Managed via
                  HTTP, SNMP, DHCP, Telnet and EZWebCon.
-------------------------------------------------------------------------------
  CoBox NTP  2    Connect GPS time source to an Ethernet or      October 1998
                  Token Ring network. Supports NTP and
                  time/udp protocols. RS-232 and RS-422 serial
                  standards. Flash ROM. Managed via Serial and
                  Telnet.
-------------------------------------------------------------------------------
  ETS4P      4    10BASE-T and AUI Ethernet interfaces.          September 1998
                  TCP/IP, IPX, AppleTalk, Windows NT, and LAT.
                  NDS compliant. Managed via Telnet, SNMP,
                  DHCP and EZWebCon.
-------------------------------------------------------------------------------
  ETS8P      8    10BASE-T and AUI Ethernet interfaces.          May 1997
                  TCP/IP, IPX, AppleTalk, Windows NT, and LAT.
                  NDS compliant. Managed via Telnet, SNMP,
                  DHCP, and EZWebCon.
-------------------------------------------------------------------------------
  ETS16P     16   10BASE-T and AUI Ethernet interfaces.          May 1997
                  TCP/IP, IPX, AppleTalk, Windows NT, and LAT.
                  NDS compliant. Managed via Telnet, SNMP,
                  DHCP and EZWebCon.
-------------------------------------------------------------------------------
  LRS32F     32   RJ45 serial ports support RS-423 and RS-       May 1997
                  232C. Secure Console Server connections to
                  host systems. In-band/out-of-band
                  management. 10/100 and AUI network
                  interfaces.

-------------------------------------------------------------------------------
  LRS16F     16   RJ45 serial ports support RS-423 and RS-       March 1996
                  232C. Secure Console Server connections to
                  host systems. In-band/out-of-band
                  management. 10/100 and AUI network
                  interfaces.


   Software Developers Kit. Many of our Device Servers can be easily customized by an OEM or systems integrator to meet unique application requirements by using our Software Developers Kit. Using the commonly used "C" programming language, our customers can quickly customize the core operating system on a variety of our Device Servers.

   Comm Port Redirector. We provide customers with our Comm Port Redirector software utility at no charge. When used in conjunction with Device Servers, our Comm Port Redirector allows existing Windows-based software applications to continue operating over a network without any modification, as if devices were still locally attached.

   Other Products. We also sell switches, hubs and other connectivity peripherals that our customers may request in conjunction with our Device Servers, Multiport Device Servers and Print Server products.

   Print Servers. We offer our MPS, LPS and EPS lines of print servers, which enable multiple users to share printers anywhere on an Ethernet network using a wide range of network protocols. Our EPS product line supports TCP/IP, IPX, AppleTalk, and LAT protocols. Within the individual EPS products, additional protocols are supported. Our MPS and LPS product lines support TCP/IP, IPX, NetBIOS/NetBEUI and LAT. In addition, our MPS product line supports AppleTalk.

Customers

   Our Device Server technology has a broad range of applications across a variety of markets. Including industrial automation, healthcare, security/access control, retail/point of sales, commercial/information technologies and telecommunications. We primarily service these markets by selling our products to OEMs, VARs and systems integrators. Our products are sold either directly or through distributors.

   Original Equipment Manufacturers. Our OEM customers manufacture products that traditionally have not been networked, but for which consumers are increasingly demanding networking capabilities. Typically, OEMs use our external solutions to network-enable their installed base of products and our embedded solutions to network-enable their current and future products. These OEMs typically lack a core competency in networking but require solutions that enable them to quickly introduce network solutions to their end-users. We allow OEMs to outsource the development function of these networking solutions, and as a result, reduce the OEMs' research and development costs, avoid integration problems and bring newly networked products to market faster. We expect that our sales to OEMs as a percentage of our sales will increase in the future.

   Value Added Resellers/Systems Integrators. Our VAR and systems integrator customers are typically seeking an easily integrated, open standards-based way to connect a variety of devices to networks to address the needs of their customers. Our products enable VARs and systems integrators to create value added networking solutions for their customers.

   Distributors. Our distributor customers resell our products to a variety of customers including manufacturers, VARs, systems integrators and end-users. We primarily use the distribution channel to service smaller VAR, systems integrator and end-user customers that would not be cost effective for us to service directly.

   End-Users. Our end-users require solutions that will enable them to network company-specific equipment or processes.

Case Studies

   We believe our market includes applications such as semiconductor manufacturing equipment, medical devices, security systems, retail kiosks, HVAC systems and telephone switches, among others. Below are case studies depicting the use of our products.

   Industrial Automation. A semiconductor manufacturing facility uses our device server technology to accurately manage capital equipment used for the production of semiconductor wafers. Our Device Server Technology allows for the remote measurement and control of etch and deposition, lithography and metrology tools and for the precision management of industrial robotics. With the use of our Device Server Technology, this highly technical machinery can be connected, monitored and controlled by any PC over the LAN.

   Retail/POS. One of our customers uses our Device Servers to deliver content over the Internet to a network of kiosks located in numerous major retail locations nationwide. Instead of spending the high capital costs associated with networking each kiosk separately, our Device Servers enables our customer to utilize the Ethernet infrastructure already in place within the retailer to deliver content. In addition, our technology provides a secure connection to our customer, completely encrypting our customer's data and separating it from the retailer's within the same network.

   Healthcare. A leading provider of handheld point-of-care blood analyzer equipment uses our technology to enable doctors to get fast, accurate results at the patient bedside instead of sending blood samples to an expensive laboratory. Prior to being networked by our Device Server technology, information from the blood analyzers had to be downloaded at local PCs located throughout the hospital in order to transmit the data to the central data station for analysis. With the use of our Device Servers, this data can be transmitted directly from the blood analyzer to the central data station and sent back to the blood analyzer without the need for local PCs.

   Security/Access Control. A leader in integrated security management systems used our Device Server technology to connect their security system card readers and keypads directly to a building's high-speed Ethernet network, enabling their customers to remotely control and monitor security systems in multiple buildings using networked PCs. Previously, the company relied on costly serial lines and dedicated PCs to control their building access systems. In addition, our technology enabled the customer to send data from the readers and keypads upstream to multiple IP addresses for online monitoring by multiple security personnel, automatic database logging and backup system coverage.

   Commercial/Information Technology. A company that designs and manufactures cost effective electronic and software products to meet the on-site and remote-location control needs for the heating, ventilation and air conditioning market, uses our Device Servers to control interior environments in multi-unit apartment complexes, schools and hotels from a central location. As a result, our client's customers are able to eliminate expensive wiring and gain the benefits of controlling their HVAC systems over the Internet.

   Telecommunications. A large telecommunications equipment manufacturer uses our embedded device server technology in their telephone switches to enable remote management of the equipment. Our Device Servers enable remote monitoring of call logging data, automatic uploading of software upgrades and system maintenance. Previously these actions were performed through on-site visits or by people using slow modem connections.

Sales and Marketing

   We maintain regional sales offices in Irvine, California, the Netherlands and Singapore. Additionally, we have local sales offices in Germany, Switzerland, the United Kingdom and the United States. As of March 31, 2000, our direct sales force consisted of 36 sales professionals located worldwide. We supplement our sales effort with marketing activities designed to build our brand name and promote product awareness. These activities include magazine and online advertising, public relations efforts and targeted mailings. We also participate in trade shows and industry gatherings.

Manufacturing

   Our manufacturing objective is to produce reliable, high quality products at competitive prices and to achieve on-time delivery to our customers. We outsource the manufacturing of our products, which enables us to concentrate our resources on the design, engineering and marketing of our products where we believe we have greater competitive advantages, and to eliminate the high cost of owning and operating a manufacturing facility.

   We currently outsource all of our product manufacturing to two third party manufacturers. Our manufacturing is performed on a purchase order basis and the manufacturers are not contractually obligated to accept our manufacturing requests or deliver our requests within our desired schedules. We supply our own raw materials and testing is performed by the manufacturers using test equipment we supply to them. We buy some of our integrated circuits from sole sources of supplies. We also employ quality control personnel who visit our contract manufacturers' sites at regular intervals and independently test our products. Please see "Risk Factors" for a discussion of the risks associated with manufacturing.

Research and Development

   Our research and development efforts are focused on the development of technology and products that will enhance our position in our markets. We intend to significantly expand our research and development team in the near future. As of March 31, 2000, we employed 19 people in our research and development organization. Our research and development expenses were $2.5 million for the year ended June 30, 1997, $1.8 million for the year ended June 30, 1998, and $2.6 million for the year ended June 30, 1999. These expenses were $1.8 million for the nine months ended March 31, 1999 and $2.3 million for the nine months ended March 31, 2000.

   We believe that we must continually enhance the performance and flexibility of our current products, and successfully introduce new products to maintain a leadership position. We intend to substantially increase our research and development expenditures over the next two years including planned increases in personnel, material costs and depreciation resulting from higher capital expenditures.

   Gordian, Inc. develops certain intellectual property used in our MSS line of products. Please see "Risk Factors--Our intellectual property protection might be limited" for a discussion of the risks associated with our relationship with Gordian.

Competition

   The markets in which we compete are competitive and we expect competition to intensify in the future. Our current and potential competitors include the following:

  . companies that network-enable devices, such as Echelon;

  . companies in the automation industries, such as Schneider and Siemens;

  . companies with significant networking expertise and research and development resources, including 3Com, Cisco Systems, Hewlett Packard, IBM, Lucent and Nortel; and

  . companies that produce semiconductors such as Cirrus Logic and National
    Semiconductor.

Many of our current and potential competitors, alone or together with their trade associations and partners, have significantly greater financial, technical, marketing, service and other resources, greater name recognition, broader product offerings, and longer operating histories.

   We also compete with companies' in-house capabilities to network-enable their products. Moreover, our current customers may, in the future, elect to use their internal resources to create network capabilities for their products.

   Our industry involves rapidly changing technology, frequent new product introductions and evolving standards and protocols. To maintain or improve our competitive position, we must continue to develop and introduce, on a timely and cost-effective basis, new products and services. We must also maintain and strengthen our relationships with OEMs, VARs and systems integrators.

   The principal competitive factors that affect the market for our products are:

  . product quality, technological innovation, compatibility with standards and protocols, reliability, functionality, ease of use, and compatibility;

  . price of our products; and

  . potential customers' awareness and perception of our products as well as device servers generally.

   We offer an open architecture, meaning that much of our technology can be licensed without royalties or licenses fees. As a result, our customers could develop products that compete with our offerings. In addition, there is a risk that our customers could develop and market their own applications based on our technology without paying a fee to us.

   If we are unable to compete successfully with new or existing competitors or otherwise meet the competitive challenges we face, we could receive fewer orders than we anticipate, lose existing customers, have reduced operating margins and lose market share. This could harm our business and cause the price of our stock to decline.

Intellectual Property Rights

   We have developed proprietary methodologies, tools, processes and software in connection with delivering our services. We rely on a combination of copyright, trademark, trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses to establish and protect our proprietary rights. As of March 31, 2000, we have had no patents issued in the United States and one patent issued in Germany. We do not rely on patents to protect our proprietary rights. We have no patent applications pending. Lantronix is our registered trademark in the United States. We have also registered some of our trademarks and logos in foreign countries.

   Trade secret and copyright laws afford us only limited protection. We typically enter into confidentiality and non-disclosure agreements with our employees. These agreements are intended to limit access to and distribution of our proprietary information. In addition, we have entered into non-competition agreements with certain of our key employees. We cannot be certain that the steps we have taken in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, an adverse change in the laws protecting intellectual property could harm our business.

Limitations on Our Rights to Intellectual Property

   Pursuant to an agreement dated February 29, 1989 between us and Gordian, Inc., Gordian developed certain intellectual property used in our Micro Serial Server line of products. These products represented and continue to represent a significant portion of our revenues. Under the terms of this agreement Gordian owns the rights to the intellectual property developed by it but has agreed that for the term of the agreement it will not develop products for any other party which will directly compete with a product Gordian developed for us. The agreement with Gordian currently provides that we are required to pay royalties in respect of sales of products covered by the agreement. In the fiscal year ending June 30, 1999, we paid Gordian approximately $2.0 million in royalties and for the nine months ended March 31, 2000 we paid Gordian approximately $1.5 million in royalties. Our agreement with Gordian terminates at the end of the sales life of the product. The agreement may also be terminated by either party upon 30 days notice or under other specified conditions. In the event that the Gordian agreement is terminated, we may lose our rights to the intellectual property developed under the Gordian agreement and this might prevent us from marketing some or all of Micro Serial Server line of products in the future. Although we believe that other products developed by us using alternative technology can be substituted in the future for the products sold by us using the technology developed by Gordian, Inc., in the event our agreement with Gordian, Inc. there is no guarantee that we will not lose customers and revenues and if this were to occur it would harm our business.

United States and Foreign Government Regulation

   Many of our products and the industries in which they are used are subject to federal, state or local regulation in the United States. In addition, our products are exported and our six wholly-owned subsidiaries are incorporated outside of the United States. Therefore, we are subject to the regulation of foreign governments. For example, wireless communication is highly regulated in both the United States and elsewhere. Our products currently employ encryption technology. The export of encryption software is restricted. We can not assure you that these or other existing law or regulation will not adversely affect us. In addition, future regulation could adversely affect our business, operating results and financial condition.

Employees

   As of March 31, 2000, we had 128 full-time employees, of which 109 were located in the United States and 19 were located internationally. As of that date, we had 19 employees in research and development, 31 in sales and marketing department, and 26 in general and administrative employees. We have not experienced any work stoppages and we believe that our relationship with our employees is good. None of our employees are currently represented by a labor union.

Facilities

   Our headquarters are located in a leased facility in Irvine, California consisting of approximately 28,872 square feet, a portion of which we sublease. The lease for this facility expires on July 31, 2000. We lease approximately 556 square feet of property in Breda, Netherlands. This lease expires on June 30, 2000. We lease 1,233 square feet of property in Singapore. This lease expires on February 2001. We lease 722 square feet in Oberursel, Germany. This lease expires on December 31, 2000.

Legal Proceedings

   We are not currently a party to any material legal proceedings. We are involved from time-to-time in routine legal proceedings incidental to the conduct of our business.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   The following table sets forth certain information concerning each of our executive officers and directors and key employees as of May 15, 2000:

          Name           Age                     Position(s)
------------------------ --- ---------------------------------------------------
Bernhard Bruscha........  47 Chairman of the Board
Frederick G. Thiel......  39 President and Chief Executive Officer
Steven V. Cotton........  37 Chief Financial Officer and Chief Operating Officer
Johannes Rietschel......  36 Chief Technology Officer
Richard A. Franzi.......  42 Vice President, Americas Sales
Mark Fondl..............  45 Vice President, Automation
Richard Obermeyer.......  45 Vice President, Research and Development
Andrew Mitchell.........  44 Director of Pacific Rim Sales
Marcel van der Meijs....  38 Director of Europe, Middle East, Africa Sales
Thomas W. Burton........  53 Director
W. Brad Freeburg........  45 Director

   Bernhard Bruscha has been the Chairman of the Board since he founded our company in June 1989. Since 1991, Mr. Bruscha has served as Chief Executive Officer of transtec AG, a computer systems manufacturer. Transtec is a leading European direct computer reseller.

   Frederick G. Thiel has served as our President and Chief Executive Officer since April 1998. From 1996 to 1998, Mr. Thiel served as a Corporate Vice President and General Manager, Storage Division for CMD Technology, a developer of RAID storage controllers. From 1994 to 1996, Mr. Thiel served as the Director of Worldwide Marketing for Standard Microsystem Corporation, a manufacturer of networking technology. Mr. Thiel also serves as a director for Patriot Scientific Corporation.

   Steven V. Cotton has served as our Chief Financial Officer and Chief Operating Officer since December 1999. From 1996 to 1999 Mr. Cotton served as the Chief Financial Officer and Chief Operating Officer at M2 Automotive, an automotive repair business. From 1991 to 1996, Mr. Cotton was a Senior Vice President and Chief Financial Officer at Panda Management Company, a restaurant management business.

   Johannes Rietschel has served as our Chief Technology Officer since January 1999. From 1988 to 1998, Mr. Rietschel served as the President and Chief Executive Officer of ProNet GmbH which we acquired in October 1998. Mr. Rietschel serves on the board of directors of ICARO Software GmbH and IZY Communications, Inc.

   Richard A. Franzi has served as our Vice President, Americas Sales since November 1999. In 1999, prior to joining Lantronix, Mr. Franzi served as Vice President, Americas Sales for Network Computing Device, a software and hardware manufacturer. From 1984 to 1998, Mr. Franzi worked for Tektronix, Inc., a manufacturer of electronics products which has since been acquired by Network Computing Devices, Inc. During his tenure at Tektronix, Mr. Franzi served in the positions of Major Accounts Manager, Regional Sales Manager, Director Western Sales Area and, most recently, Director of Sales Operations.

   Mark Fondl has served as our Vice President, Automation since November 1999. From 1996 to 1999, Mr. Fondl served as Vice President of Marketing for Schneider Automation, a business specializing in industrial automation applications and products. From 1991 to 1996, Mr. Fondl served as a Director of Regional Sales for Siemens, an electrical engineering and electronics company.

   Richard Obermeyer has served as our Vice President, Research and Development, since March 2000. From 1998 to 2000, Mr. Obermeyer worked as an independent contract engineer. From 1995 to 1998, Mr.

Obermeyer was Vice President and Chief Technology Officer for Pacific Micro Data, Inc., a manufacturer of RAID storage products.

   Andrew Mitchell has served as our Director of Pacific Rim Sales since June 1999. From 1997 to 1999, Mr. Mitchell was a business development manager for D Link, a networking company that specializes in switches, hubs and networking cards. From 1996 to 1997, Mr. Mitchell was General Manager for Hartec Austrial, an active networks products business. From 1991 to 1996, Mr. Mitchell served as a network systems engineer and Regional Manager for Standard Microsystems Corporation, a manufacturer of networking cards, hub and switch products.

   Marcel van der Meijs has served as our Director of Europe, Middle East, Africa Sales since August 1999. From 1998 to 1999, Mr. van der Meijs served as the Director of European Sales and Marketing for HID Corporation, a business specializing in access control readers. From 1995 to 1998, Mr. van der Meijs served as a sales manager for Maas Security, a company specializing in security devices.

   Thomas W. Burton has been a member of our board of directors since our inception in 1989. Mr. Burton, an attorney, has operated his own law office, Thomas W. Burton, PLC since June 1999. From January 1994 to June 1999, Mr. Burton served as legal counsel to the law firm of Cummins & White LLP.

   W. Brad Freeburg, one of our founders, has been a member of our board of directors since our inception in 1989 and served as our President and Chief Executive Officer from 1989 to 1998.

Committees of the Board of Directors

   Our audit committee is currently comprised of our present board members. The audit committee makes recommendations to the board of directors regarding the selection of our independent public accountants, reviews the results and scope of the audit and other services provided by our independent public accountants and reviews and evaluates our control functions.

   Our compensation committee is currently comprised of our current board members. The compensation committee makes recommendations regarding our various incentive compensation and benefit plans and determines salaries for our executive officers and incentive compensation for our employees and consultants.

Board Composition

   Our Board of Directors currently consists of three directors. Our certificate of incorporation and bylaws that become effective upon the completion of this offering provide that our board of directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors might have the effect of delaying or preventing changes in control or management. There are no family relationships among any of our directors, officers or key employees.

Compensation Committee Interlocks and Insider Participation

   None of the members of our compensation committee was, at any time since our formation, an officer or employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

   Each of our directors is paid $5,000 per year and $750 for each meeting attended. We do not provide compensation for committee participation or special assignments of the board of directors. Each of our non-employee directors who joins the board of directors after the completion of this offering, will be granted an option to purchase 25,000 shares of common stock upon their election to our board of directors. In addition, each of these directors will be granted options to purchase 10,000 shares of common stock for each year of service thereafter. Fifty percent of the shares of each option granted vest on the first anniversary of the date of the grant of the option, and the remainder of the shares vest in equal monthly installments over the next succeeding year. All outstanding options granted to an outside director fully vest upon a change of control.

Executive Compensation

   The following table sets forth the compensation paid by us during the year ended June 30, 1999, to our Chief Executive Officer and to our other executive officer whose total annual salary and bonus exceeded $100,000. This prospectus refers to these executives as the Named Executive Officers.

                           Summary Compensation Table

                                                                    Long Term
                                                       Annual      Compensation
                                                    Compensation      Awards
                                                  ---------------- ------------
                                                                    Securities
Name and Principal Position                                         Underlying
---------------------------                        Salary   Bonus    Options
Frederick G. Thiel............................... $160,000 $53,760   696,000
 Chief Executive Officer and President
Johannes Rietschel...............................  155,000      --        --
 Chief Technology Officer

   In addition, one person who served as an executive officer during the year ended June 30, 1999, and who received compensation in excess of $100,000 during that year, has since terminated her employment with us.

   Steven V. Cotton, our Chief Financial Officer and Chief Operating Officer, began his employment with us in December 1999. His annual salary is $180,000.

Option Grants in Last Fiscal Year

   The following table provides information relating to stock options awarded to each of the Named Executive Officers during the year ended June 30, 1999.

                                                                         Potential
                                                                      Realizable Value
                                                                         at Assumed
                                      Individual Grants               Annual Rates of
                         --------------------------------------------   Stock Price
                         Number of   Percent of                       Appreciation for
                         Securities Total Options                     Options Term(4)
                         Underlying  Granted in                       ----------------
Name                      Options      Fiscal     Exercise Expiration
----                     Granted(1)    1999(2)    Price(3)    Date      5%      10%
Frederick G. Thiel......  696,000       45.4%      $0.175  04/09/2005 $45,354 $104,242
Johannes Rietschel......      --         --           --          --      --       --

--------
(1) Options were granted under our 1994 Nonstatutory Stock Option Plan and vest on September 1, 2000.
(2) Based on an aggregate of 1,532,012 options granted by us in the year ended June 30, 1999 to our employees, directors and consultants, including the Named Executive Officers.
(3) Options were granted at an exercise price equal to the fair market value per share of common stock on the grant date, as determined by our board of directors.

(4) The potential realizable value is calculated based on the term of the option at its time of grant, or ten years. In accordance with the rules of the Securities and Exchange Commission, the following table also sets forth the potential realizable value over the term of the options, the period from the grant date to the expiration date, based on assumed rates of stock appreciation of 5% and 10% compounded annually. These amounts do not represent our estimate of future stock price performance. Actual realizable values, if any, of stock options will depend on the future performance of the common stock.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth information for each of the Named Executive Officers concerning option exercises for the fiscal year ended June 30, 1999, and exercisable and unexercisable options held at June 30, 1999.

   The "Value of Unexercised In-the-Money Options at June 30, 1999" is based on a value of $14.82 per share of our common stock, which is the assumed initial public offering price, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1993 Stock Option Plan or our 1994 Nonstatutory Stock Option Plan.

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                     Options at          in-the-Money Options at
                                                    June 30, 1999             June 30, 1999
                                              ------------------------- -------------------------
                             Shares
                            Acquired
   Name                        on     Value
   ----                     Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
   Frederick G. Thiel......    --       --      305,514     1,131,910   $4,527,717   $16,774,906
   Johannes Rietschel......    --       --           --            --           --            --

Employee Benefit Plans

   1993 Incentive Stock Option Plan. Our 1993 Incentive Stock Option Plan provides for the grant of incentive stock options to key employees and affiliates. Our board of directors administers the 1993 Plan and determines the terms and conditions of all grants, including the exercise price, the duration of the option and the form of payment upon exercise of the option. No option granted under the 1993 Plan is transferable or assignable other than by will.

   Upon completion of this offering, the 1993 Plan will terminate except with respect to outstanding options granted under the plan. No further option grants will be made under this plan. In the event we are acquired in a merger or asset purchase, each outstanding option granted under the 1993 Plan may be assumed or substituted for by the successor corporation. In the event that the successor corporation refuses to assume or issue an equivalent option for each outstanding option, the options shall become fully vested and exercisable provided, however, the options are not subject to other limitations imposed by the board of directors at the time of the grant.

   No optionee may, at the time any option is granted under the 1993 Plan, own stock possessing more than ten percent of the total combined voting power of all classes of stock of the corporation or of its parent or subsidiary corporations unless, if at the time such option is granted, the option price is at least 110% of the fair market value of the stock and the option expires five years from the date of the grant.

   The aggregate number of shares of common stock which may be issued upon the exercise of incentive stock options granted under this 1993 Plan shall not exceed 4,000,000 shares. As of June 22, 2000, 2,996,420 shares have been issued under the 1993 Plan.

   1994 Nonstatutory Stock Option Plan. Our 1994 Nonstatutory Stock Option Plan provides for the grant of nonstatutory stock options to employees, officers, directors and affiliates. Our board of directors administers the 1994 Plan and has sole authority to determine the conditions of option grants including the exercise price, the duration of the option and the form of payment upon exercise. No options granted under the 1994 Plan are transferable or assignable other than by will.

   Upon completion of this offering, the 1994 Plan will terminate except with respect to outstanding options granted under the plan. No further option grants will be made under this plan.

   In the event we are acquired in a merger or asset purchase, each outstanding option granted under the 1994 Nonstatutory Stock Option Plan may be assumed or substituted for by the successor corporation. In the event that the successor corporation refuses to assume or issue an equivalent option for each outstanding option, the options shall become fully vested and exercisable provided, however, the options are not subject to other limitations imposed by the board of directors at the time of the grant.

   The aggregate number of shares of common stock which may be issued upon the exercise of nonstatutory stock options granted under the 1994 Plan shall not exceed 10,000,000 shares. As of June 22, 2000, 3,109,736 shares have been issued under the 1994 Plan.

 2000 Stock Plan

   Our board of directors adopted our 2000 Stock Plan in May 2000. A total of 1,000,000 shares of common stock were reserved for issuance under the 2000 Stock Plan. The number of shares available for issuance increases annually on the first day of each new year beginning with the year 2001. The increase is equal to the lesser of 5% of the outstanding shares of common stock on the first day of the year, 1,000,000 shares or an amount as the board of directors may determine. Employees may be granted incentive stock options. Employees, directors and consultants may be granted nonstatutory stock options and stock purchase rights, or SPRs.

   Plan. Our board of directors, or a committee of the board, will administer the 2000 Stock Plan. The stock plan administrator has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability of the options and the form of consideration payable upon exercise.

   Options. The exercise price of all options granted under the 2000 Stock Plan is set by a committee, and the exercise price of all incentive stock options granted under the 2000 Stock Plan must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 2000 Stock Plan may not exceed ten years.

   The administrator of the 2000 Stock Plan fixes the period within which an option may be exercised and the conditions to exercise at the time an option is granted. If the optionee ceases to be an employee, director or consultant of the company, the optionee generally must exercise an option granted under the 2000 Stock Plan at the time set forth in the optionee's option agreement. If the option terminates because of death or disability, the optionee must exercise an option within 12 months of such termination. In no event may an optionee exercise an option after the expiration of the option's term.

   SPRs. The administrator determines the exercise price of SPRs granted under the 2000 Stock Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement entered into in connection with the exercise of the SPR shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase is the original price paid by the purchaser. The price may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option lapses at a rate that the administrator determines.

   Outside Director Options. The 2000 Stock Plan provides for an initial automatic grant of an option to purchase 25,000 shares of common stock to a director who first becomes an outside director on or after our initial public offering. The 2000 Stock Plan defines an outside director as a director who is not an employee. Each outside director will also be automatically granted an option to purchase 10,000 shares of common stock following each annual meeting of the stockholders beginning after the end of our fiscal year 2001, if immediately after such meeting, he or she shall continue to serve on the board and has served on the board of directors for at least the preceding six months. Fifty percent of the shares of each option granted will vest on the first anniversary of the date of the grant of the option, and the remainder of the shares vest in equal monthly installments over the next succeeding year. All outstanding options granted to outside directors fully vest upon a change of control.

   The exercise price of options granted to outside directors is a 100% of the fair market value of our common stock on the date of grant.

   2000 Employee Stock Purchase Plan. The board of directors adopted our Purchase Plan in May 2000. A total of 750,000 shares of common stock has been reserved for issuance under the Purchase Plan. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first day of each fiscal year, beginning in 2001, equal to the lesser of 2% of the outstanding shares of common stock on the first day of the fiscal year, 150,000 shares or an amount as the board of directors may determine.

   The board of directors, or a committee appointed by the board, administers the Purchase Plan. The board or its committee has full and exclusive authority to interpret the terms of the Purchase Plan and determine eligibility.

   Employees are eligible to participate if they are customarily employed by us, or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the Purchase Plan if such an employee:

  . immediately after the grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  . whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

   The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains consecutive 24 month offering periods. The offering periods generally start on the first trading day on or after August 1 and February 1, except for the first offering period which will start on the first trading day on or after the effective date of this offering and will end on the last trading day on or before July 30, 2002.

   The Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's compensation. Compensation is defined as the participant's base straight time gross earnings, bonuses and commissions but excludes shift premium payments, incentive compensation, incentive payments and other compensation.

   Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period or end of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us. The maximum number of shares a participant may purchase during a single offering period is 25,000 shares.

   The Purchase Plan will terminate in 2010. However, the board of directors has the authority to amend or terminate the Purchase Plan at any time, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan.

Limitations of Liability and Indemnification Matters

   Our certificate of incorporation that will be in effect at the time of the completion of this offering limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

   We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

Our Formation

   We were initially formed as "Lantronix," a California corporation, in June 1989 and have been primarily engaged in the design and distribution of networking products. In January 1992, we formed Lantronix International Inc., a U.S. Virgin Islands corporation to conduct our international sales.

   In October 1998 we acquired ProNet GmbH, a supplier of industrial application device servers. We have changed this entity's name to Lantronix Deutschland GmbH. At the time of this acquisition, ProNet GmbH owned 65% of Acola GmbH, a sales organization. We subsequently purchased the remaining capital stock of Acola GmbH and transferred ownership of Acola GmbH to Lantronix Europe GmbH, a wholly owned subsidiary formed to sell our products in Europe. We now conduct substantially all of our European sales activities through Acola GmbH and Lantronix Europe GmbH.

   Recently we have formed Lantronix UK Ltd. and Lantronix Singapore to conduct international sales.

   In March 2000, we established Lantronix International AG Switzerland, as our wholly owned subsidiary. We subsequently transferred ownership of Lantronix Europe GmbH, Lantronix Deutschland GmbH, Lantronix UK Ltd. and Lantronix Singapore to Lantronix International AG Switzerland.

Stock Transactions

   As part of our acquisition of ProNet GmbH in October 1998, Johannes Rietchsel, a ProNet GmbH stockholder, and his wife purchased 3,437,988 shares of our common stock for cash of $602,000, the deemed fair market value of our common stock on the date of purchase. Mr. Rietchsel serves as our Chief Technology Officer.

Indemnification and Employment Agreements

   We have entered into indemnification agreements with each of our directors and officers, see "Management--Limitations of Liability and Indemnification Matters."

Employment Agreements

   We entered into an employment agreement in April 1998 with Frederick G. Thiel, who serves as our Chief Executive Officer. The agreement provides that Mr. Thiel's employment is at-will and sets forth an annual base salary of $160,000 and incentive compensation of up to 30% of his annual base salary. Mr. Thiel's agreement also provides that he be granted stock options representing 3.5% of our then outstanding shares at the time the employment agreement was executed. More than half of these options will vest upon the completion of this offering. The options were granted under our 1993 Incentive Stock Option Plan and 1994 Nonstatutory Stock Option Plan. If we terminate Mr. Thiel without cause, or if Mr. Thiel resigns with "good reason" after a change in control of Lantronix, Mr. Thiel will receive his current base salary and certain benefits for a period of 15 months and a payment equal to 125% of his two highest bonuses received over the previous 3 year period. Mr. Thiel's severance provisions terminate upon the closing of a public offering of our stock pursuant to an effective registration statement filed with the SEC. Mr. Thiel is also subject to confidentiality and noncompete restrictions under his employment agreement. The enforcement of these noncompete restrictions may be limited under California law. Our agreement with Mr. Thiel terminates in April 2001.

   We entered into an employment agreement in December 1999 with Steven V. Cotton, who serves as our Chief Financial Officer and Chief Operating Officer. The agreement provides that Mr. Cotton's employment is at-will and sets his annual base salary at $180,000 and incentive compensation of up to 30% of his annual base salary. Mr. Cotton's agreement also provides that he be granted 340,000 stock options under our 1994 Nonstatutory Stock Option Plan. If we terminate Mr. Cotton without cause, or if Mr. Cotton resigns with

"good reason" after a change in control of Lantronix, Mr. Cotton will receive his current base salary and certain benefits for a period of 18 months, 100% of his incentive bonus for the quarter in which his employment ends and acceleration of 50% of his unvested options. Mr. Cotton is subject to confidentiality and noncompete restrictions under his employment agreement. The enforcement of these noncompete restrictions may be limited under California law.

   We entered into an employment agreement in September 1998 with Johannes Rietchsel, our Chief Technology Officer. The agreement provides that Mr. Rietchsel's employment is at-will and sets his annual base salary at $155,000 per year and incentive compensation of up to 30% of his annual base salary.
Mr. Rietchsel is subject to confidentiality and noncompete restrictions under his employment agreement. The enforcement of these noncompete restrictions maybe limited under California law. Our agreement with Mr. Rietchsel terminates on December 31, 2001.

Related Party Transactions

   Bernhard Bruscha, our Chairman of the Board, is the majority shareholder and Chief Executive Officer of transtec AG, a computer systems manufacturer. Transtec AG is a major customer of ours, accounting for $5.0 million of net revenues in the year ended June 30, 1997, $5.1 million of net revenues in the year ended June 30, 1998, $3.8 million of net revenues in the year ended June 30, 1999, and $2.5 million of net revenues in the nine months ended March 31, 2000.

   In addition, we entered into a software maintenance contract with transtec AG in January 1999 under which we pay $90,000 in maintenance fees per year through December 2003.

Certain Transactions with Executive Officers

   On May 19, 2000, Frederick Thiel exercised options to acquire 459,354 shares of common stock at a price of $0.18 per share. Mr. Thiel paid for such shares with a full-recourse, three-year $82,683.72 promissory note secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On May 19, 2000, Steven V. Cotton exercised options to acquire 48,572 shares of common stock at a price of $0.50 per share. Mr. Cotton paid for such shares with a full-recourse, three-year $24,286.60 promissory note secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On May 19, 2000, Thomas W. Burton exercised options to acquire 60,000 shares of common stock at an average price of $0.29 per share. Mr. Burton paid for such shares with a full-recourse, three-year $17,200 promissory note secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On May 19, 2000, W. Brad Freeburg exercised options to acquire 100,000 shares of common stock at an average price of $0.28 per share. Mr. Freeburg paid for such shares with a full-recourse, three-year $28,100 promissory note secured by the purchased shares. The note bears interest at a rate of 6% per annum.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of June 22, 2000 and as adjusted to reflect the sale of the 9,000,000 shares of common stock offered by this prospectus for the following individuals or groups:

  . each person, or group of affiliated persons, whom we know beneficially owns more than 5% of our outstanding stock;

  .  each of our named executive officers;

  .  each of our directors; and

  .  all of our directors and executive officers as a group.

   Unless otherwise indicated, the address for each stockholder on this table is c/o Lantronix, Inc., 15353 Barranca Parkway, Irvine, California 92618. Except as otherwise noted, and subject to applicable community property laws, to our knowledge, the persons named in this table have sole voting and investing power with respect to all of the shares of common stock held by them.

   Options to purchase shares of our common stock that are exercisable within sixty days of June 22, 2000 are deemed to be beneficially owned by the persons holding these options or warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

                                 Shares
                           Beneficially Owned             Shares Beneficially
                              Prior to the    Number of     Owned After the
                              Offering(1)       Shares         Offering
                           ------------------   Being    ---------------------
Name                         Number   Percent Offered(2)   Number   Percentage

Bernhard Bruscha+......... 22,506,720  75.6%   450,000   22,506,720    57.8%
Johannes Rietschel(3).....  3,437,988  11.6               3,437,988     8.8
W. Brad Freeburg+.........  1,939,720   6.5    450,000    1,939,720     5.0
Frederick Thiel(4) .......    484,994   1.6                 484,994     1.2
Thomas Burton.............    100,000     *                 100,000       *
Steven V. Cotton..........     48,572     *                  48,572       *
All directors and
 executive officers as a
 group (six persons)(5)... 28,517,994  95.8%             28,517,994    73.2

--------
 *   Less than 1%.

 +  Mr. Bruscha and Mr. Freeburg are the only selling Stockholders.
(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and investment power with respect to securities. Beneficial ownership also includes shares subject to options currently exercisable or exercisable within 60 days of the date of this table.
(2) These shares will be sold in this offering only in the event the underwriters exercise their overallotment option.
(3)  Includes shares owned by his spouse.

(4) Consists of 25,640 shares of common stock issuable upon exercise of a stock option exercisable within 60 days of June 22, 2000.


(5) Consists of 25,640 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 22, 2000.

                          DESCRIPTION OF CAPITAL STOCK

General

   The following is a description of the material terms of our capital stock. Our certificate of incorporation that becomes effective upon the closing of this offering authorizes the issuance of up to 200,000,000 shares of common stock, $0.0001 par value and 5,000,000 shares of preferred stock, $0.0001 par value. From time to time, our board of directors might establish the rights and preferences of the preferred stock. As of March 31, 2000, 28,993,820 shares of common stock and no shares of preferred stock were issued and outstanding and held by stockholders. The following description of our capital stock is, by necessity, not complete. We encourage you to refer to our certificate of incorporation and bylaws which will be in effect upon the closing of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part, and applicable provisions of Delaware law for a more complete description.

Common Stock

   Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that might be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock which we might designate in the future.

Preferred Stock

   Following the completion of this offering, our board of directors will have the authority, without action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be superior to the rights of the common stock. We cannot state with certainty the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. Nonetheless, the effects might include, among other things:

  .  restricting dividends on the common stock;

  .  diluting the voting power of the common stock;

  .  impairing the liquidation rights of the common stock; or

  . delaying or preventing a change in control of the company without further action by the stockholders.

   We currently have no plans to issue any shares of preferred stock.

Charter and Bylaw Provisions and Delaware Law

   Provisions of Delaware law and our certificate of incorporation and bylaws which will be in effect upon completion of the offering could make the following more difficult:

  .  the acquisition of our company by means of a tender offer;

  .  acquisition of our company by means of a proxy contest or otherwise; or

  .  the removal of our company incumbent officers and directors.

   These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging proposals because negotiation of the proposals could result in an improvement of their terms.

 Election and Removal of Directors

   Following the completion of this offering, our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, with our stockholders electing one class each year. See "Management--Board Composition." This system of electing and removing directors might tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

 Indemnification of Directors

   Our certificate of incorporation will limit the liability of our directors. See "Management--Limitations of Liabilities and Indemnification Matters."

 Stockholder Meetings

   Under our bylaws, after the completion of this offering only the board of directors, the chairman of the board, the president and the holders of a majority of the outstanding capital stock may call special meetings of stockholders.

 Requirements for Advance Notification of Stockholder Nominations and Proposals

   Our bylaws will establish advance notice procedures for stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

 Delaware Anti-takeover Law

   We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

 Elimination of Stockholder Action By Written Consent

   Our certificate of incorporation will eliminate the right of stockholders to act by written consent without a meeting.

 No Cumulative Voting

   Our certificate of incorporation and bylaws will not provide for cumulative voting in the election of directors.

 Undesignated Preferred Stock

   The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Lantronix.

 Amendment of Charter Provisions

   The amendment of many of the provisions described above would require approval by holders of at least 66 2/3% of the outstanding common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is         .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding 38,774,432 shares of common stock based upon shares outstanding as of June 22, 2000, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options that do not expire prior to completion of this offering. Of these shares, the 9,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act of 1933, except for any shares held by our "affiliates" as Rule 144 under the Securities Act defines that term. All 29,774,432 shares of common stock held by existing stockholders are "Restricted Shares" as Rule 144 defines that term. Approximately 97.8% of the Restricted Shares are subject to lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell or otherwise dispose of any common stock or any securities that are convertible into common stock for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. As a result of these lock-up agreements, other than possible sales under certain limited exceptions under the lock-up agreements and possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, none of these shares will be resellable until 181 days after the date of this prospectus. Beginning 181 days after the date of this prospectus, approximately 28,448,748 Restricted Shares will be eligible for sale in the public market, subject in some cases to volume restrictions under Rule 144 or any applicable repurchase rights in favor of Lantronix. In June 2001, approximately 28,448,748 Restricted Shares will be eligible for sale in the public market, all of which are subject to volume limitations under Rule
144. In addition, as of June 20, 2000, there were outstanding options to purchase 5,737,987 shares of common stock. Options to purchase 597,110 shares of common stock are subject to lock-up agreements. Donaldson, Lufkin & Jenrette Securities Corporation may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

Rule 144

   In general, under Rule 144, as currently in effect, beginning 91 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 387,744 shares immediately after this offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of Lantronix at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to Lantronix who purchased shares pursuant to a written compensatory plan or contact may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares.

   After this offering, we intend to file a registration statement under the Securities Act registering shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of June 20, 2000, options to purchase a total of 5,737,987 shares were outstanding and 8,139,416 shares were reserved for future issuance under our stock plans. Common stock issued upon exercise of outstanding vested options or issued pursuant to our employee stock purchase plan, other than common stock issued to our affiliates is available for immediate resale in the open market.

                                  UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement, dated    ,
2000, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, FleetBoston Robertson Stephens Inc. and DLJdirect Inc. have severally agreed to purchase from Lantronix, Inc. the number of shares of common stock shown opposite their names below.

                                                                       Number of
   Underwriters                                                         Shares
   Donaldson, Lufkin & Jenrette Securities Corporation................
   FleetBoston Robertson Stephens Inc. ...............................
   DLJdirect Inc......................................................
                                                                       ---------
     Total............................................................ 9,000,000
                                                                       =========

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to the approval by their counsel of legal matters and other conditions. The underwriters must purchase and accept delivery of all of the shares of common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

   The underwriters propose initially to offer some of the shares of common stock directly to the public at the public offering price on the cover page of this prospectus and some of these shares of common stock to dealers, including the underwriters, at the public offering price less a concession not in excess of $ per share. The underwriters may allow, and these dealers may re-allow, a concession not in excess of $ per share on sales to other dealers. After the initial offering of the common stock to the public, the representatives of the underwriters may change the public offering price and other selling terms.

   We and the selling shareholders have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 1,350,000 additional shares of common stock at the initial public offering price less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, under conditions specified in the underwriting agreement, to purchase its pro rata portion of the additional shares based on that underwriter's percentage underwriting commitment as indicated in the preceding table.

   The following table shows the underwriting fees to be paid by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                       No Exercise Full Exercise
   Per Share..........................................
   Total..............................................

   We will pay the offering expenses, estimated to be approximately $1.7 million.

   We, our officers and directors and substantially all of our stockholders has agreed, for a period of 180 days after the date of this prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, not to:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer directly or indirectly any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise.

   The underwriting agreement contains limited exceptions to these lock-up agreements.

   However, holders of shares who have not been employees since the date of this prospectus may offer, sell or otherwise dispose of:

  . 25% of the shares they own on the date of this prospectus if at end of the 90-day period after the date of this prospectus or the second trading day following the first public release of our quarterly results after the date of this prospectus, whichever is later, the reported last sale price of the common stock on the Nasdaq National Market has been at least twice the price per share in this offering for 20 of the 30 trading days ending on the last trading day of such 90-day period; and

  . an additional 25% of those shares if at the end of the 135-day period after the date of this prospectus the reported last sale price of the common stock on the Nasdaq National Market is at least twice the price per share in this offering for 20 of the 30 trading days ending on the last trading day of this 135-day period. In addition, during this 180-day period, we have also agreed not to file any registration statement for, and each of our executive officers, directors and stockholders have agreed not to make any demand for, or exercise any right for, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent Donaldson, Lufkin & Jenrette Securities Corporation.

   An electronic prospectus is available on the Web site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation.

   We have agreed to indemnify the underwriters against specified civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of these liabilities.

   Prior to the offering, there has been no established trading market for the common stock. We and the underwriters negotiated the initial public offering price for the shares of common stock offered by this prospectus. The factors considered in determining the public offering price included:

  .  the history of and the prospects for the industry in which we compete;

  .  our past and present operations;

  .  our historical results of operations;

  .  our prospects for future earnings;

  . the recent market prices of securities of generally comparable companies; and

  . the general condition of the securities markets at the time of the offering.

   Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "LTRX" upon official notification of issuance.

   At our request, certain of the underwriters have reserved for sale at the initial public offering price up to 450,000 shares of common stock offered by this prospectus for sale to our employees, directors and other persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered through this prospectus.

   In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover a syndicate short position or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or in some other way or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates clients of such syndicate members have "flipped" the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   Other than in the United States, no action has been taken by us, the selling shareholders or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements associated with the offer and sale of any the shares of common stock offered through this prospectus be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. You should inform yourself and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered in this prospectus in any jurisdiction in which an offer or a solicitation is unlawful.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for Lantronix by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at June 30, 1998 and 1999 and March 31, 2000 and for the years ended June 30, 1998 and 1999 and the nine months ended March 31, 2000 as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports given on their authority as experts in accounting and auditing.

   The consolidated financial statements and schedule of Lantronix, Inc. for the year ended June 30, 1997 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules which are part of the Registration Statement. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the Registration Statement from this prospectus. Accordingly, any statements made in this prospectus as to the contents of any contract, agreement, or other document are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference. You may read and copy all or any portion of the Registration Statement or any reports, statements, or other information in the files at the following public reference facilities of the Securities and Exchange Commission:

Washington, D.C.             New York, New York             Chicago, Illinois
450 Fifth Street, N.W.       7 World Trade Center           500 West Madison Street
Room 1024                    Suite 1300                     Suite 1400
Washington, D.C. 20549       New York, NY 10048             Chicago, IL 60661-2511

   You can request copies of these documents upon payment of a duplicating fee by writing to the Securities and Exchange Commission. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the Registration Statement, will also be available to you on the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov. We intend to furnish our stockholders with annual reports containing audited financial statements, and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                                LANTRONIX, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Ernst & Young LLP, Independent Auditors......................... F-2

Report of KPMG LLP, Independent Auditors.................................. F-3

Financial Statements

  Consolidated Balance Sheets at June 30, 1998 and 1999 and March 31,
   2000................................................................... F-4

  Consolidated Income Statements for the Years ended June 30, 1997, 1998 and 1999 and the nine months ended March 31, 1999 (unaudited) and
   2000................................................................... F-5

  Consolidated Statements of Stockholders' Equity for the Years ended June
   30, 1997, 1998 and 1999 and the nine months ended March 31, 2000....... F-6

  Consolidated Statements of Cash Flows for the Years ended June 30, 1997,
   1998 and 1999 and the nine months ended March 31, 1999 (unaudited) and
   2000................................................................... F-7

  Notes to Consolidated Financial Statements.............................. F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Lantronix, Inc.

   We have audited the accompanying consolidated balance sheets of Lantronix, Inc. as of June 30, 1998 and 1999 and March 31, 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended June 30, 1998 and 1999 and the nine months ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lantronix, Inc. at June 30, 1998 and 1999 and March 31, 2000, and the consolidated results of its operations and its cash flows for the years ended June 30, 1998 and 1999 and the nine months ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

Orange County, California
May 15, 2000, except for
 Note 9, as to which the

 date is June   , 2000

   The foregoing report is in the form that will be signed upon completion of the re-incorporation described in Note 9 to the consolidated financial statements.

                                          /s/ Ernst & Young LLP

Orange County, California

June 22, 2000

                    REPORT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Lantronix, Inc.

   We have audited the accompanying consolidated statements of income, stockholders' equity and cash flows of Lantronix, Inc. for the year ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Lantronix, Inc. for the year ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Orange County, California
August 13, 1997

                                LANTRONIX, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                         June 30,
                                                      --------------  March 31,
                                                       1998   1999      2000
                       ASSETS
Current assets:
  Cash and cash equivalents.......................... $1,759 $ 5,833   $ 4,118
  Accounts receivable, (net of allowance for doubtful
   accounts of $452, $203 and $154 at June 30, 1998
   and 1999 and March 31, 2000, respectively)........  3,541   4,156     5,070
  Related party receivable...........................    219     158       152
  Inventories........................................  2,484   3,306     4,123
  Deferred income taxes..............................  1,062   1,220     1,709
  Prepaid expenses and other current assets..........    134     251       355
                                                      ------ -------   -------
      Total current assets...........................  9,199  14,924    15,527
Property and equipment, net..........................    583     876     1,158
Intangible assets, net...............................     --   1,399       789
Other assets.........................................     18      93        53
                                                      ------ -------   -------
      Total assets................................... $9,800 $17,292   $17,527
                                                      ====== =======   =======
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................... $1,031 $ 2,547   $ 2,245
  Accrued payroll and related expenses...............    330     629       796
  Accrued commissions payable........................     --     672       525
  Accrued warranty costs.............................    496     619       525
  Income taxes payable...............................    537     583       403
  Other current liabilities..........................    478     999       848
  Bank line of credit................................     --     766        --
                                                      ------ -------   -------
      Total current liabilities......................  2,872   6,815     5,342
Capital lease obligations, net of current portion....     --      97       110
Minority interest....................................     --      68        --
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $0.0001 par value; 5 million
   shares authorized; none issued and outstanding....     --      --        --
  Common stock, $0.0001 par value; 200 million shares
   authorized; 25,209,028, 28,745,512 and 28,993,820
   shares issued and outstanding at June 30, 1998 and
   1999 and March 31, 2000, respectively.............      3       3         3
  Additional paid-in capital.........................  2,339   2,944     9,396
  Deferred compensation..............................     --      --    (5,823)
  Retained earnings..................................  4,586   7,372     8,507
  Accumulated other comprehensive loss...............     --      (7)       (8)
                                                      ------ -------   -------
      Total stockholders' equity.....................  6,928  10,312    12,075
                                                      ------ -------   -------
      Total liabilities and stockholders' equity..... $9,800 $17,292   $17,527
                                                      ====== =======   =======

                            See accompanying notes.

                                LANTRONIX, INC.

                         CONSOLIDATED INCOME STATEMENTS
                     (In thousands, except per share data)

                                                            Nine months ended
                                 Years ended June 30,           March 31,
                                -------------------------  -------------------
                                 1997     1998     1999       1999      2000
                                                           (unaudited)
Net revenues (A)..............  $30,680  $28,300  $32,980    $23,157   $32,631
Cost of revenues (B)..........   20,430   16,812   16,824     12,468    15,644
                                -------  -------  -------    -------   -------
Gross profit..................   10,250   11,488   16,156     10,689    16,987
                                -------  -------  -------    -------   -------
Operating expenses:
  Selling, general and
   administrative (B).........    7,455    7,857    9,768      6,494    11,904
  Research and development
   (B)........................    2,471    1,770    2,615      1,849     2,330
  Amortization of deferred
   compensation (B)...........       --       --       --         --       587
                                -------  -------  -------    -------   -------
Total operating expenses......    9,926    9,627   12,383      8,343    14,821
                                -------  -------  -------    -------   -------
Income from operations........      324    1,861    3,773      2,346     2,166
Minority interest.............       --       --      (30)       (57)      (49)
Interest income (expense),
 net..........................     (168)      (5)     151        121       154
Other income (expense), net...        9        1      (10)      (106)      (55)
                                -------  -------  -------    -------   -------
Income before income taxes....      165    1,857    3,884      2,304     2,216
Provision (benefit) for income
 taxes........................      (37)     554    1,098        682     1,081
                                -------  -------  -------    -------   -------
Net income....................  $   202  $ 1,303  $ 2,786    $ 1,622   $ 1,135
                                =======  =======  =======    =======   =======
Earnings per share:
  Basic.......................  $  0.01  $  0.05  $  0.10    $  0.06   $  0.04
                                =======  =======  =======    =======   =======
  Diluted.....................  $  0.01  $  0.05  $  0.10    $  0.06   $  0.03
                                =======  =======  =======    =======   =======
Weighted average shares:
  Basic.......................   25,128   25,207   26,977     26,964    28,870
                                =======  =======  =======    =======   =======
  Diluted.....................   25,427   25,443   28,880     28,967    33,293
                                =======  =======  =======    =======   =======
---------------------
(A) Revenues from related
 parties......................  $ 5,037  $ 5,065  $ 3,753    $ 2,890   $ 2,486
(B) Amortization of deferred
 compensation:
  Cost of revenues............  $    --  $    --  $    --    $    --   $    21
  Selling, general and
   administrative expense.....       --       --       --         --       560
  Research and development
   expense....................       --       --       --         --         6
                                -------  -------  -------    -------   -------
                                $    --  $    --  $    --    $    --   $   587
                                =======  =======  =======    =======   =======


                            See accompanying notes.

                                LANTRONIX, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (In thousands, except share data)

                                                                              Accumulated
                           Common Stock     Additional                           Other         Total
                         ------------------  Paid-In     Deferred   Retained Comprehensive Stockholders'
                           Shares    Amount  Capital   Compensation Earnings     Loss         Equity
Balance at June 30,
 1996................... 25,050,760   $ 3     $2,323     $    --     $3,081      $ --         $ 5,407
 Repurchase of common
  stock.................    (16,000)   --         (3)         --         --        --              (3)
 Stock options
  exercised.............    169,600    --         18          --         --        --              18
 Net income.............         --    --         --          --        202        --             202
                                                                                              -------
 Comprehensive income...                                                                          202
                         ----------   ---     ------     -------     ------      ----         -------
Balance at June 30,
 1997................... 25,204,360     3      2,338          --      3,283        --           5,624
 Stock options
  exercised.............      4,668    --          1          --         --        --               1
 Net income.............         --    --         --          --      1,303        --           1,303
                                                                                              -------
 Comprehensive income...                                                                        1,303
                         ----------   ---     ------     -------     ------      ----         -------
Balance at June 30,
 1998................... 25,209,028     3      2,339          --      4,586        --           6,928
 Sale of common stock...  3,522,004    --        602          --         --        --             602
 Stock options
  exercised.............     14,480    --          3          --         --        --               3
 Foreign currency
  translation
  adjustment............         --    --         --          --         --        (7)             (7)
 Net income.............         --    --         --          --      2,786        --           2,786
                                                                                              -------
 Comprehensive income...                                                                        2,779
                         ----------   ---     ------     -------     ------      ----         -------
Balance at June 30,
 1999................... 28,745,512     3      2,944          --      7,372        (7)         10,312
 Stock options
  exercised.............    248,308    --         42          --         --        --              42
 Deferred compensation
  related to grant of
  stock options.........         --    --      6,410      (6,410)        --        --              --
 Amortization of
  deferred
  compensation..........         --    --         --         587         --        --             587
 Foreign currency
  translation
  adjustment............         --    --         --          --         --        (1)             (1)
 Net income.............         --    --         --          --      1,135        --           1,135
                                                                                              -------
 Comprehensive income...                                                                        1,134
                         ----------   ---     ------     -------     ------      ----         -------
Balance at March 31,
 2000................... 28,993,820   $ 3     $9,396     $(5,823)    $8,507      $ (8)        $12,075
                         ==========   ===     ======     =======     ======      ====         =======

                            See accompanying notes.

                                LANTRONIX, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                             Nine months ended
                                  Years ended June 30,           March 31,
                                 -------------------------  -------------------
                                   1997     1998    1999       1999      2000
                                                            (unaudited)
Cash flows from operating
 activities:
 Net income....................  $    202  $1,303  $ 2,786    $ 1,622   $ 1,135
 Adjustments to reconcile net
  income to net cash provided
  by (used in) operating
  activities:
  Depreciation.................       490     441      378        279       248
  Amortization of intangible
   assets......................        --      --      595        391       610
  Amortization of deferred
   compensation................        --      --       --         --       587
  Loss on disposal of assets...         1       8        3         --        --
  Provision for doubtful
   accounts....................        36     396     (136)        81       (11)
  Deferred income taxes........      (284)   (173)    (158)       (80)     (490)
  Changes in operating assets
   and liabilities, net of
   acquisitions in 1999:
    Accounts receivable........     1,038    (190)      93       (398)     (897)
    Inventories................     4,140     840     (592)      (629)     (817)
    Prepaid expenses and other
     current assets............       135      38      111         --      (104)
    Other assets...............         7      --      (76)      (807)       40
    Accounts payable...........    (4,074)   (677)   1,002        633      (302)
    Income taxes payable.......        --      --       46         46      (180)
    Other current liabilities..       132     520    1,513      2,662      (262)
    Minority interest..........        --      --       30         58        49
                                 --------  ------  -------    -------   -------
    Net cash provided by (used
     in) operating activities..     1,823   2,506    5,595      3,858      (394)
Cash flows from investing
 activities:
 Acquisition of marketing
  rights.......................        --      --   (1,694)    (1,694)       --
 Acquisitions, net of cash
  acquired.....................        --      --     (655)      (655)     (116)
 Purchases of property and
  equipment, net...............       (95)   (121)    (543)      (300)     (480)
                                 --------  ------  -------    -------   -------
    Net cash used in investing
     activities................       (95)   (121)  (2,892)    (2,649)     (596)
Cash flows from financing
 activities:
 Net (repayment of) proceeds
  from bank lines of credit....   (1,800)   (800)      766        876     (766)
 Sale of common stock..........        --      --      602        602        --
 Stock options exercised.......        18       1        3          3        42
 Repurchase of common stock....        (3)     --       --         --        --
                                 --------  ------  -------    -------   -------
    Net cash provided by (used
     in) financing activities..    (1,785)   (799)   1,371      1,481      (724)
                                 --------  ------  -------    -------   -------
Effect of exchange rates on
 cash..........................        --      --       --         (4)       (1)
Net (decrease) increase in
 cash..........................       (57)  1,586    4,074      2,686    (1,715)
Cash and cash equivalents at
 beginning of period...........       230     173    1,759      1,759     5,833
                                 --------  ------  -------    -------   -------
Cash and cash equivalents at
 end of period.................  $    173  $1,759  $ 5,833    $ 4,445   $ 4,118
                                 ========  ======  =======    =======   =======
Supplemental disclosure of cash
 flow information:
 Interest paid.................  $    171  $    5  $    23    $     1   $     5
 Income taxes paid.............  $    193  $  671  $   781    $   781   $ 1,662

                            See accompanying notes.

                                LANTRONIX, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  June 30, 1997, 1998, 1999 and March 31, 2000

1. Summary of Significant Accounting Policies

 The Company

   Lantronix, Inc. (the Company) was incorporated in California in June 1989 and is engaged primarily in the design and distribution of networking and Internet connectivity products on a worldwide basis. The actual assembly and a significant portion of the engineering of the Company's products is outsourced to third parties.

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

   Certain amounts reported in prior years have been reclassified to conform to the fiscal year 2000 presentation.

   The Company's operations are subject to certain risks and uncertainties, including rapid technological changes, success of the Company's product marketing and product distribution strategies, the need to manage growth, the need to retain key personnel and protect intellectual property, and the availability of additional capital financing on terms acceptable to the Company.

 Revenue Recognition

   Revenue is recognized upon product shipment. The Company grants certain distributors limited rights to return products and provides price protection for inventories held by resellers at the time of published price reductions. The Company establishes an estimated allowance for future product returns based on historical returns experience when the related revenue is recorded and provides for appropriate price protection reserves when pricing adjustments are approved.

 Concentration of Credit Risk

   Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of temporary cash investments and accounts receivable. The Company places its temporary cash investments with financial institutions. The Company's accounts receivable are derived from revenues earned from customers located primarily in the United States and Europe. The Company performs ongoing credit evaluations of its customers' financial condition and maintains allowances for potential credit losses. Credit losses have historically been within management's expectations. The Company generally does not require collateral or other security from its customers.

 Warranty

   Upon shipment to its customers, the Company provides for the estimated cost to repair or replace products to be returned under warranty. The Company's warranty period is generally five years from the date of shipment.

 Foreign Currency Translation

   The financial statements of foreign subsidiaries whose functional currency is not the U.S. dollar have been translated to U.S. dollars in accordance with Financial Accounting Standards Board (FASB) Statement No. 52, Foreign Currency Translation. Foreign currency assets and liabilities are remeasured into U.S. dollars at the end-of-period exchange rates. Revenues and expenses are translated at average exchange rates in effect during

                                LANTRONIX, INC.

each period, except for those expenses related to balance sheet amounts which are translated at historical exchange rates. Exchange gains and losses from foreign currency translations are reported as a separate component of stockholders' equity.

   Exchange gains and losses from foreign currency transactions are recognized in the consolidated income statement and historically have not been material.

 Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and short-term investments with original maturities of ninety days or less.

 Comprehensive Income

   FASB Statement No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. The Company's only component of other comprehensive income is the foreign currency translation adjustment.

 Income Taxes

   Income taxes are computed under the liability method. This method requires the recognition of deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and are reflected in the consolidated financial statements in the period of enactment.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The industry in which the Company operates is characterized by rapid technological change and short product life cycles. As a result, estimates are required to provide for doubtful accounts, product returns, product obsolescence and warranty returns, as well as other matters. Historically, amounts incurred under these programs have not varied significantly from estimated amounts. However, future results may differ from current estimates.

 401(k) Plan

   The Company has a savings plan (the Plan) which is qualified under Section 401(k) of the Internal Revenue Code. Eligible employees may elect to make contributions to the Plan through salary deferrals up to 15% of their base pay, subject to limitations. The Company's contributions are discretionary and are subject to limitations. For the years ended June 30, 1997, 1998 and 1999 and the nine months ended March 31, 1999 (unaudited) and 2000, the Company contributed $0.50 for each $1.00 of employee salary deferral contributions up to a maximum of 6% of the employee's annual gross wages, subject to limitations. Selling, general and administrative expense includes approximately $71,000, $80,000, $93,000, $64,000 and $90,000 for the Company's contributions for the years ended June 30, 1997, 1998 and 1999 and the nine months ended March 31, 1999 (unaudited) and 2000, respectively.

                                LANTRONIX, INC.

 Research and Development Costs

   Costs incurred in the research and development of new products and enhancements to existing products are expensed as incurred. The Company believes its current process for developing products is essentially completed concurrently with the establishment of technological feasibility. Product costs incurred after the establishment of technological feasibility have not been material and, therefore, have been expensed.

 Advertising Costs

   The Company expenses advertising costs as incurred. Advertising expense was approximately $613,000, $934,000, $929,000, $656,000 and $589,000 for the years ended June 30, 1997, 1998 and 1999 and the nine months ended March 31, 1999 (unaudited) and 2000, respectively.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation of property and equipment is computed on a straight-line basis over the estimated useful lives of the related assets, generally three to seven years.

 Intangible Assets

   Intangible assets consist of marketing rights and patents. Intangible assets are amortized on a straight-line basis over periods not exceeding five years.

 Impairment of Long-Lived Assets

   Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

 Stock-Based Compensation

   The Company accounts for its employee stock compensation arrangements using the intrinsic value method prescribed under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company has adopted the disclosure only option of FASB Statement No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 requires that companies that do not choose to account for stock-based compensation as prescribed by the statement, shall disclose the pro forma effects on earnings as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123.

 Fair Value of Financial Instruments

   The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximates their fair value due to the relatively short maturity of these instruments.

                                LANTRONIX, INC.

 Earnings Per Share

   Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by adjusting outstanding shares assuming any dilutive effects of options.

                                                            Nine months ended
                                       Years ended June 30,     March 31,
                                       -------------------- ------------------
                                        1997   1998   1999     1999      2000

                                        (In thousands, except per share data)
                                                            (unaudited)
Numerator: Net income................. $  202 $1,303 $2,786   $1,622    $1,135
Denominator for basic earnings per
 share:
  Weighted average shares
   outstanding........................ 25,128 25,207 26,977   26,964    28,870
Effect of dilutive securities:
  Stock options.......................    299    236  1,903    2,003     4,423
                                       ------ ------ ------   ------    ------
Denominator for diluted earnings per
 common share......................... 25,427 25,443 28,880   28,967    33,293
                                       ====== ====== ======   ======    ======
Basic earnings per share.............. $ 0.01 $ 0.05 $ 0.10   $ 0.06    $ 0.04
                                       ====== ====== ======   ======    ======
Diluted earnings per share............ $ 0.01 $ 0.05 $ 0.10   $ 0.06    $ 0.03
                                       ====== ====== ======   ======    ======

 Segment Information

   FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has only one reportable segment.

 Recent Accounting Pronouncements

   In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company has not yet determined the effect of SFAS No. 133 on the operations and financial position of the Company. The Company will be required to implement SFAS No. 133 beginning in fiscal year 2001.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB
101). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Lantronix believes that its current revenue recognition policies comply with SAB 101.

   In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25 (FIN 44). This Interpretation clarifies the definition of employee for purposes of applying Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The Company believes that the impact of FIN 44 will not have a material effect on its consolidated financial position or results of operations.

                                LANTRONIX, INC.

 Unaudited Interim Results

   The accompanying consolidated statements of income and cash flows for the nine months ended March 31, 1999 are unaudited. In the opinion of management, these financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's consolidated results of operations and cash flows for the interim period presented. The data for the nine months ended March 31, 1999 included in notes to the consolidated financial statements is also unaudited.

2. Components of Balance Sheet

 Inventories

   Inventories are stated at the lower of cost (first-in, first-out method) or market and consist of the following:

                                                         June 30,
                                                      ---------------  March 31,
                                                       1998     1999     2000

                                                           (In thousands)
     Raw materials................................... $ 2,199  $2,527   $ 3,482
     Finished goods..................................   1,426   1,546     1,907
                                                      -------  ------   -------
                                                        3,625   4,073     5,389
     Reserve for excess and obsolete inventory.......  (1,141)   (767)   (1,266)
                                                      -------  ------   -------
                                                      $ 2,484  $3,306   $ 4,123
                                                      =======  ======   =======

 Property and Equipment

   A summary of property and equipment, at cost, follows:

                                                        June 30,
                                                     ----------------  March 31,
                                                      1998     1999      2000

                                                          (In thousands)
     Computer and office equipment.................. $ 1,419  $ 1,858   $ 2,481
     Furniture and fixtures.........................     581      657       704
     Production and warehouse equipment.............     418      513       540
     Transportation equipment.......................     109      108       154
                                                     -------  -------   -------
                                                       2,527    3,136     3,879
     Accumulated depreciation.......................  (1,944)  (2,260)   (2,721)
                                                     -------  -------   -------
                                                     $   583  $   876   $ 1,158
                                                     =======  =======   =======

 Intangible Assets

   A summary of intangible assets is as follows:

                                                              June 30, March 31,
                                                                1999     2000
                                                                (In thousands)
     Marketing rights........................................  $1,694   $ 1,694
     Patents.................................................     300       300
                                                               ------   -------
                                                                1,994     1,994
     Accumulated amortization................................    (595)   (1,205)
                                                               ------   -------
                                                               $1,399   $   789
                                                               ======   =======

                                LANTRONIX, INC.

   Pursuant to an agreement dated September 27, 1998, the Company purchased marketing rights from an individual which allow the Company to sell products in certain geographical regions. Per the terms of the agreement, the Company paid $1,694,170 for the marketing rights. Additionally, the Company pays a sales commission to the same individual for sales of certain products made to various customers through December 31, 2000. The initial payment is being amortized over a period of 27 months. The commission payments are expensed in the period of the related product sale. Commissions paid and amortization of marketing rights during the year ended June 30, 1999 and the nine months ended March 31, 1999 (unaudited) and 2000 were $1,580,184, $719,782 and $2,198,822, respectively.

3. Acquisitions

   On October 5, 1998, the Company purchased Adele, a German holding company, and simultaneously changed its name to Lantronix GmbH. On October 8, 1998, Lantronix GmbH purchased 100% of the stock of ProNet GmbH (ProNet), which included a 65% investment in Acola GmbH. The transaction was accounted for as a purchase and the purchase price was allocated to the acquired tangible and intangible assets and liabilities at their estimated fair value at the dates of acquisition.

   The following table sets forth the net assets acquired and liabilities assumed by the Company in connection with these acquisitions (In thousands):

     Fair values of assets acquired..................................... $2,266
     Liabilities assumed................................................   (924)
                                                                         ------
     Cash paid by the Company........................................... $1,342
                                                                         ======

   The following summary, prepared on an unaudited pro forma basis, presents the results of operations of the Company as if the acquisitions had been completed as of July 1, 1997:

                                                                   June 30,
                                                                ---------------
                                                                 1998    1999

                                                                (In thousands,
                                                                  except per
                                                                  share data)
                                                                  (unaudited)
     Net revenues.............................................. $31,354 $35,473
     Net income................................................ $ 1,743 $ 3,311
     Basic earnings per share.................................. $  0.07 $  0.12
     Diluted earnings per share................................ $  0.07 $  0.11

   The unaudited pro forma results of operations are not necessarily indicative of what actually would have occurred if ProNet had been owned for the entire periods presented or a projection of the Company's results of operations for any future period.

   In September 1998, the Company sold 3,437,988 shares of common stock to certain former shareholders of ProNet for an amount representing the deemed fair market value of the common stock on the date of purchase.

   During the nine-month period ended March 31, 2000, the Company acquired the remaining 35% interest of Acola GmbH. The Company paid $115,920 to the minority shareholder, increasing the Company's ownership in Acola GmbH to 100%. The Company accounted for the acquisition of the minority interest using the purchase method. The purchase price approximated the book value of minority interest recorded on the Company's consolidated balance sheet on the acquisition date.

                                LANTRONIX, INC.

4. Bank Lines of Credit

   As of March 31, 2000, the Company had a bank line of credit which provides for borrowings of up to $5,000,000, subject to borrowing base limitations, at the banks prime interest rate (9% at March 31, 2000) plus 2% per annum. Borrowings are collateralized by a continuing security interest in all the assets of the Company. As of March 31, 2000, no borrowings were outstanding under this line of credit. The line of credit expires on December 2, 2000 and requires the Company to maintain compliance with certain covenants and conditions. As of March 31, 2000, the Company was in compliance with these covenants and conditions.

   During fiscal year 1999, the Company established a $1,200,000 line of credit with a German bank to fund a portion of the acquisitions described in Note 3. In September 1999, the Company repaid all borrowings under the line of credit and the line of credit expires on March 31, 2001. Outstanding borrowings are payable at a fixed rate which is renegotiated every six months (3.45% as of June 30, 1999).

5. Stockholders' Equity

 Stock Option Plans

   Under the Company's 1993 Incentive Stock Option Plan (the 1993 Plan), the Company has reserved 3,000,000 shares of common stock for the granting of options. Such options are to be granted at or above the fair market value of the Company's stock on the date of grant. All stock options are to vest over a period determined by the Board of Directors (generally four years) and expire not more than ten years from the date of grant. As of March 31, 2000, 313,232 options were available for grant.

   Under the Company's 1994 Nonstatutory Stock Option Plan (the 1994 Plan), the Company has reserved 10,000,000 shares of common stock for grant at prices and vesting periods to be determined by the Company's Board of Directors. In certain cases, the Company has granted options which became fully vested on the date granted. As of March 31, 2000, 6,938,264 options were available for grant.

                                LANTRONIX, INC.

   A summary of all stock option activity under the plans is as follows:

                                                                        Weighted
                                                                        average
                                                              Number of exercise
                                                               options   price
   Outstanding at June 30, 1996.............................. 1,926,880  $0.18
     Granted.................................................   201,800   0.19
     Canceled................................................   617,760   0.23
     Exercised...............................................   169,600   0.11
                                                              ---------  -----
   Outstanding at June 30, 1997.............................. 1,341,320   0.17
     Granted................................................. 1,294,224   0.18
     Canceled................................................    82,052   0.18
     Exercised...............................................     4,668   0.25
                                                              ---------  -----
   Outstanding at June 30, 1998.............................. 2,548,824   0.11
     Granted................................................. 1,532,012   0.50
     Canceled................................................   152,800   0.17
     Exercised...............................................    14,480   0.21
                                                              ---------  -----
   Outstanding at June 30, 1999.............................. 3,913,556   0.29
     Granted................................................. 1,892,040   0.50
     Canceled................................................    54,332   0.18
     Exercised...............................................   248,308   0.17
                                                              ---------  -----
   Outstanding at March 31, 2000............................. 5,502,956  $0.37
                                                              =========  =====
   Exercisable at June 30, 1998.............................. 2,242,624
                                                              =========
   Exercisable at June 30, 1999.............................. 2,442,624
                                                              =========
   Exercisable at March 31, 2000............................. 2,420,584
                                                              =========

   The weighted average exercise price of options outstanding and of options exercisable as of March 31, 2000 were as follows:

                                            Outstanding                        Exercisable
                            ------------------------------------------- --------------------------
                             Number of  Weighted average    Weighted                   Weighted
                              options      remaining        average       Options      average
                            outstanding contractual life exercise price exercisable exercise price

   $0 to $0.14.............    832,580        5.11           $0.07         672,320      $0.09
   $0.18 to $0.29..........  1,942,324        7.67            0.19       1,075,404       0.19
   $0.50...................  1,972,000        9.59            0.50          84,852       0.50
   $0.79...................    756,052        8.53            0.79         588,008       0.79

   At March 31, 2000, 12,754,452 shares of the Company's common stock are reserved for issuance pursuant to the stock option plans.

   In connection with the issuance of stock options to employees during the nine months ended March 31, 2000, the Company has recorded deferred compensation in the aggregate amount of approximately $6,410,000, representing the difference between the deemed fair value of the Company's common stock and the exercise price of the stock options at the date of grant. The Company is amortizing the deferred compensation expense over the shorter of the period in which the employee provides services or the applicable vesting period, which

                                LANTRONIX, INC.

is typically 48 months. For the nine-month period ended March 31, 2000, amortization expense was approximately $587,000. Deferred compensation is decreased in the period of forfeiture arising from the early termination of an option holder's services. No compensation expense related to stock options that existed for any other period has been recorded. The weighted average grant date fair value of options granted during the years ended June 30, 1997, 1998 and 1999 and the nine months ended March 31, 2000 was $0.05, $0.05, $0.14 and $4.77, respectively.

   Pro forma information regarding net income and net income per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value of these options was estimated at the date of grant using the minimum value option pricing method with the following weighted-average assumptions: risk-free interest rates of 6.5%, and a weighted-average expected life of the option of five years. Volatility and dividend yields are not factors in the Company's minimum value calculation.

   Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                             Years ended     Nine months ended
                                              June 30,           March 31,
                                         ------------------- ------------------
                                         1997   1998   1999     1999      2000

                                         (In thousands, except per share data)
                                                             (unaudited)
   Pro forma net income................  $ 188 $1,283 $2,738   $1,585    $1,086
   Pro forma basic earnings per share..  $0.01 $ 0.05 $ 0.10   $ 0.06    $ 0.04
   Pro forma diluted earnings per
    share..............................  $0.01 $ 0.05 $ 0.09   $ 0.05    $ 0.03

6. Income Taxes

   The provision for income taxes is comprised of the following:

                                        Years ended June     Nine months ended
                                              30,                March 31,
                                       --------------------  ------------------
                                       1997   1998    1999      1999      2000
                                                  (In thousands)
                                                             (unaudited)
   Current:
     Federal.......................... $ 246  $ 524  $  817     $508     $1,148
     State............................     1    203     329      199        349
     Foreign..........................    --     --     110       55         74
                                       -----  -----  ------     ----     ------
       Total current..................   247    727   1,256      762      1,571

   Deferred
     Federal..........................  (241)  (122)   (161)     (82)      (359)
     State............................   (43)   (51)      3        2       (131)
                                       -----  -----  ------     ----     ------
       Total deferred.................  (284)  (173)   (158)     (80)      (490)
                                       -----  -----  ------     ----     ------
           Total...................... $ (37) $ 554  $1,098     $682     $1,081
                                       =====  =====  ======     ====     ======

                                LANTRONIX, INC.

   The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                         June 30,
                                                       -------------- March 31,
                                                        1998    1999    2000
                                                           (In thousands)
   Deferred tax assets:
     Reserves not currently deductible................ $1,063  $  962  $  606
     State taxes......................................     51      29      --
     Inventory capitalization.........................     46     111     948
     Depreciation.....................................     26     118     131
     Federal tax loss carryforwards and tax credits...    332      --      24
                                                       ------  ------  ------
                                                        1,518   1,220   1,709
   Valuation allowance................................   (456)     --      --
                                                       ------  ------  ------
   Net deferred tax assets............................ $1,062  $1,220  $1,709
                                                       ======  ======  ======

   The Company removed its valuation allowance on its deferred tax assets at June 30, 1999, based upon management's estimate that it is more likely than not that the Company will realize its entire net deferred tax asset.

   A reconciliation of the income tax provision to taxes computed at the U.S. federal statutory rate is as follows:

                                       Years ended June     Nine months ended
                                             30,                March 31,
                                      --------------------  ------------------
                                      1997   1998    1999      1999      2000
                                                 (In thousands)
                                                            (unaudited)
   Federal income tax statutory
    rate............................  $  56  $ 631  $1,321     $ 783    $  753
   State taxes (net of federal tax
    benefit)........................     10    100     219       136       144
   Provision for (reduction of)
    valuation allowance.............    169     --    (456)     (231)       --
   Permanent differences............     --     --      --        --        36
   Research and development credit..    (94)   (19)     --        --       (13)
   Foreign sales corporation
    benefit.........................   (129)  (166)    (53)      (27)      (42)
   Foreign taxes....................     --     --     109        55        74
   Net foreign losses without
    benefit.........................     --     --      --        --        73
   Other............................    (49)     8     (42)      (34)       56
                                      -----  -----  ------     -----    ------
                                      $(37)  $ 554  $1,098     $ 682    $1,081
                                      =====  =====  ======     =====    ======

7. Commitments and Contingencies

 Leases

   The Company leases office equipment and its office and warehouse facility under noncancelable operating leases. The Company began subleasing a portion of the office and warehouse facility in June of 1998.

   As of March 31, 2000, the Company has recorded $150,500 of property held under capital leases, less $20,400 in accumulated amortization.

                                LANTRONIX, INC.

   The following schedule represents minimum lease payments remaining under capital leases, future minimum lease obligations for all noncancelable operating leases, and aggregate sublease rentals to be received as of March 31, 2000.

                                                      Sublease Operating Capital
                                                            (In thousands)
Quarter ending June 30, 2000.........................   $67      $119     $  9

Year ending June 30:
  2001...............................................    --        43       38
  2002...............................................    --         4       38
  2003...............................................    --         4       38
  2004...............................................    --         1       38
  2005...............................................    --        --        3
                                                        ---      ----     ----
    Total minimum lease payments.....................   $67      $171      164
                                                        ===      ====
    Less imputed interest (at approximately 7.75%)...                      (28)
                                                                          ----
    Present value of minimum lease payments..........                      136
    Less current portion.............................                      (26)
                                                                          ----
      Total long-term capital lease obligations......                     $110
                                                                          ====

   Rent expense, including month-to-month rentals, totaled approximately $380,000, $474,000, $643,000, $482,000 and $438,000 for years ended June 30,
1997, 1998 and 1999 and the nine months ended March 31, 1999 (unaudited) and 2000, respectively. Sublease income totaled approximately $276,000, $207,000 and $211,000 for the years ended June 30, 1999 and the nine months ended March 31, 1999 (unaudited) and 2000, respectively.

 Royalties

   The Company outsources a substantial portion of its engineering and production development activities under contract. Certain development contracts contain royalty provisions based upon sales and/or margin activity of the underlying products. Approximately $1,648,000, $1,539,000 $2,011,000,
$1,231,000 and $1,488,000 is included in cost of sales in the accompanying consolidated income statements for the years ended June 30, 1997, 1998 and 1999 and the nine months ended March 31, 1999 (unaudited) and 2000, respectively, relating to royalties paid on applicable product sales. As of June 30, 1998 and 1999 and March 31, 2000, accrued royalties were approximately $301,000, $293,000 and $280,000, respectively, and are included in other current liabilities in the accompanying consolidated balance sheets.

 Litigation

   The Company is party to certain claims and litigation arising in the normal course of business. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

8. Segment, Geographic, Significant Customer and Supplier Information

 Revenue by Product Family

   The Company designs and markets three major distinct product families within one industry segment: network and Internet connectivity products, which consist primarily of device, multiport device, and print servers.

                                LANTRONIX, INC.

   Net revenues by product family is provided below for the year ended June 30, 1999 and the nine months ended March 31, 1999 (unaudited) and 2000. Revenues by product family prior to the year ended June 30, 1999 are not readily determinable.

                                                              Nine months ended
                                                  Year ended      March 31,
                                                   June 30,  -------------------
                                                     1999       1999      2000
                                                          (In thousands)
                                                             (unaudited)
     Device servers..............................  $11,595     $ 6,768   $17,043
     Multiport device servers....................    9,146       6,500     7,520
     Print servers...............................    8,466       6,805     5,159
     Other.......................................    3,773       3,084     2,909
                                                   -------     -------   -------
         Total net revenues......................  $32,980     $23,157   $32,631
                                                   =======     =======   =======

 Revenue by Geographic Area

   Net revenues by geographic area is provided below for the year ended June 30, 1999 and the nine months ended March 31, 1999 (unaudited) and 2000. Revenue by geographic area is based on where products are shipped.

                                                       Nine months ended March
                                          Year ended             31,
                                           June 30,    ------------------------
                                             1999         1999         2000
                                                (Amounts in thousands)
                                                      (unaudited)
   United States......................... $21,780  66% $15,562  67% $21,410  66%
   Europe................................   9,530  29%   6,422  28%   9,590  29%
   Other.................................   1,670   5%   1,173   5%   1,631   5%
                                          ------- ---  ------- ---  ------- ---
                                          $32,980 100% $23,157 100% $32,631 100%
                                          ======= ===  ======= ===  ======= ===

   Revenues to customers outside of the United States approximated 38% for the years ended June 30, 1997 and 1998, principally from sales to European value-added resellers.

   Accounts receivable attributable to international sales represented approximately 23%, 22%, and 24% of total accounts receivable at June 30, 1998 and 1999 and at March 31, 2000, respectively.

   Substantially all of the Company's long-lived assets are located in the United States.

 Significant Customer Information

   Two domestic customers accounted for approximately 30%, 35%, 27%, 29%, and 23% of the Company's net revenues for the years ended June 30, 1997, 1998 and 1999 and the nine months ended March 31, 1999 (unaudited) and 2000, respectively. Accounts receivable attributable to these two domestic customers accounted for approximately 46%, 32%, and 32% of total accounts receivable at June 30, 1998 and 1999 and at March 31, 2000, respectively.

   One international customer, a related party due to common ownership by the Company's major stockholder, accounted for approximately 16%, 18%, 11%, 13% and 8% of the Company's net revenues the years ended June 30, 1997, 1998 and 1999, and the nine months ended March 31, 1999 (unaudited) and 2000, respectively. Included in accounts receivable in the accompanying consolidated balance sheets are approximately $219,000, $158,000 and $152,000 due from this related party at June 30, 1998 and 1999 and March 31, 2000, respectively. The Company also has an agreement with the same related international

                                LANTRONIX, INC.

customer for the provision of technical support services to the Company at the rate of $7,500 per month ($5,000 per month through December 1998). Pursuant to the terms of the agreement, the Company paid $60,000, $60,000, $75,000, $52,500 and $67,500 during the years ended June 30, 1997, 1998 and 1999 and the nine months ended March 31, 1999 (unaudited) and 2000, respectively.

9. Subsequent Events

   In May 2000, the Company's Board of Directors authorized the re-incorporation of the Company in the State of Delaware. The par value and shares of common stock authorized, issued and outstanding at each balance sheet date presented, and for each period presented in the consolidated statement of stockholders' equity have been retroactively adjusted to reflect the re-incorporation.

   In May 2000, the Company's Board of Directors authorized the filing of a Registration Statement with the Securities and Exchange Commission, which would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering.

   In May 2000, the Company's Board of Directors, subject to stockholder approval, approved the increase in authorized shares of common stock to 200,000,000 shares. The Company's Board of Directors also approved a four-for-one stock split to be effective upon the filing of re-incorporation in Delaware. All references to common share and per common share data in the accompanying financial statements have been retroactively restated to reflect the effects of this stock split. Additionally, following the completion of the proposed initial public offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of preferred stock. The accompanying financial statements have been retroactively restated to reflect the authorized preferred stock.

   In May 2000, the Board of Directors approved an increase of 1,000,000 in the number of shares authorized for issuance under the 1993 Plan. In addition, the Board of Directors granted options under the 1993 Plan (Note 5) to employees to purchase 920,894 shares of the Company's common stock at an exercise price of $6.00 per share. In connection with this option grant, the Company will record deferred compensation aggregating $2.4 million that will be amortized to the statement of income over the vesting period of the options.

   In May 2000, the Company's Board of Directors approved the 2000 Stock Plan (the Stock Plan) effective upon the completion of the proposed initial public offering. A total of 1,000,000 shares of the Company's common stock were reserved for issuance pursuant to option grants under the Stock Plan. The number of shares available for issuance increases annually commencing in 2001. The Stock Plan also provides an initial automatic grant of an option to purchase 25,000 shares of common stock to a director who first becomes an outside director after the Company's initial public offering. Each outside director will automatically be granted an option to purchase 10,000 shares of common stock annually, subject to certain eligibility requirements.

   In May 2000, the Board of Directors approved the 2000 Employee Stock Purchase Plan (the Purchase Plan) effective upon the completion of the proposed initial public offering. A total of 750,000 shares of common stock have been reserved for issuance under the Purchase Plan. The number of shares available for issuance pursuant to the Plan increases annually commencing in 2001. The Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's compensation, as defined. Amounts deducted and accumulated by the participants are to be used to purchase shares of common stock at the end of each offering period, as defined, at 85% of the lower of the fair market value of the common stock at the beginning or end of the offering period.

   The Company is in the process of negotiating the renewal of its office and warehouse facility lease which expires on July 31, 2000. The proposed terms of the renewal, which is expected to be executed on or about June 30, 2000, provide for monthly rental payments of $56,805 commencing on August 1, 2000 and the monthly rental payments increase by $1,535 on an annual basis. The proposed lease expires on July 31, 2005.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

      2000

                           [LOGO OF LANTRONIX]

                     9,000,000 Shares of Common Stock

                            ---------------------

                               PROSPECTUS

                            ---------------------

                         Donaldson, Lufkin & Jenrette

                              Robertson Stephens

                              DLJdirect Inc.

-------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Lantronix, Inc. have not changed since the date hereof.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Until            , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.

-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth all fees and expenses payable by Lantronix in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

                                                                     Amount To
                                                                      Be Paid
                                                                     ----------
     SEC Registration Fee........................................... $   43,718
     NASD Filing Fee Nasdaq National Market Listing Fee.............     84,935
     Printing and Engraving Expenses................................    300,000
     Legal Fees and Expenses........................................    600,000
     Accounting Fees and Expenses...................................    350,000
     Transfer Agent and Registrar Fees and Expenses.................     25,000
     Miscellaneous Expenses.........................................    339,587
                                                                     ----------
       Total........................................................ $1,743,240
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require Lantronix among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   The registrant has sold and issued the following securities since March 19, 1997:

   (1) In February 1997, we issued and sold an aggregate of 1,584 shares of our common stock for an aggregate purchase price of $445.40 to an employee.

   (2) In June 1997, we issued and sold an aggregate of 169,600 shares of our common stock for an aggregate purchase price of $18,444.00 to an employee individually and as the custodian of two minor children.

   (3) In November 1997, we issued and sold an aggregate of 3,084 shares of our common stock for an aggregate purchase price of $578.25 to an employee.

   (4) In August 1998, we issued and sold an aggregate of 3,500 shares of our common stock for an aggregate purchase price of $720.00 to an employee.

   (5) In September 1998, we issued and sold an aggregate of 859,496 shares of our common stock for an aggregate purchase price of $150,411.94 to the spouse of an employee.

   (6) In September 1998, we issued and sold an aggregate of 2,578,492 shares of our common stock for an aggregate purchase price of $451,235.90 to an employee.

   (7) From April 1999 to July 1999, we issued and sold an aggregate of 215,840 shares of our common stock for an aggregate purchase price of $36,371.00 to an employee. This employee also received a grant of 84,016 options.

   (8) In September 1999, we issued and sold an aggregate of 10,980 shares of our common stock for an aggregate purchase price of $2,227.36 to an employee.

   (9) In March 2000, we issued and sold an aggregate of 26,664 shares of our common stock for an aggregate purchase price of $4,666.20 to an employee.

  (10) In April 2000, we issued and sold an aggregate of 5,804 shares of our common stock for an aggregate purchase price of $1,268.96 to an employee.

  (11) In May 2000, we issued and sold an aggregate of 60,000 shares of our common stock for an aggregate purchase price of $17,200.00 to a director.

  (12) In May 2000, we issued and sold an aggregate of 100,000 shares of our common stock for an aggregate purchase price of $28,100.00 to a director.

  (13) In May 2000, we issued and sold an aggregate of 459,354 shares of our common stock for an aggregate purchase price of $82,683.72 to an employee.

  (14) In May 2000, we issued and sold an aggregate of 48,572 shares of our common stock for an aggregate purchase price of $24,286.00 to an employee.

  (15) In June 2000, we issued and sold an aggregate of 42,236 shares of our common stock for an aggregate purchase price of $8,105.12 to an employee.

  (16) In June 2000, we issued and sold an aggregate of 15,250 shares of our common stock for an aggregate purchase price of $3,098.00 to an employee.

  (17) In June 2000, we issued and sold an aggregate of 21,853 shares of our common stock for an aggregate purchase price of $4,001.97 to an employee.

  (18) In June 2000, we issued and sold an aggregate of 31,547 shares of our common stock for an aggregate purchase price of $6,106.89 to an employee.

  (19) In June 2000, we issued and sold an aggregate of 1,800 shares of our common stock for an aggregate purchase price of $324.00 to an employee.

   The sale of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or, with respect to issuances to employees and consultants, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. All recipients either received adequate information about Lantronix or had adequate access to, through their relationships with Lantronix, to such information.

   (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1**  Form of Underwriting Agreement.
  3.1**  Certificate of Incorporation of registrant and amendment.
  3.2**  Form of Certificate of Incorporation of registrant to be filed upon the closing of the offering made under the registration statement.
  3.3**  Bylaws of the registrant.
  3.4**  Bylaws of registrant to be filed upon the closing of the offering made under the registration statement.
  4.1**  Form of registrant's common stock certificate.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1**  Form of Indemnification Agreement entered into by registrant with each of its directors and executive officers.
 10.2**  1993 Stock Option Plan and forms of agreements thereunder.
 10.3**  1994 Nonstatutory Stock Option Plan and forms of agreements thereunder.
 10.4**  2000 Stock Plan and forms of agreements thereunder.
 10.5**  2000 Employee Stock Purchase Plan.
 10.6**  Form of Warranty.
 10.7**  Employment Agreement between registrant and Fredenrick Thiel.
 10.8**  Employment Agreement between registrant and Steven Cotton.
 10.9**  Employment Agreement between registrant and Johannes Rietschel.
 10.10** Lease Agreement between registrant and The Irvine Company.
 10.11** Loan and Security Agreement between registrant and Silicon Valley
         Bank.
 10.12+  Research and Development Agreement between registrant and Gordian.
 10.13+  Distributor Contract between registrant and Tech Data Corporation.
 10.14+  Distributor Contract between registrant and Ingram Micro Inc.
 21.1**  Subsdiaries of registrant.
 23.1*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1).
 23.2    Consent of Ernst & Young LLP, independent auditors.
 23.3    Consent of KPMG LLP, independent auditors.
 24.1**  Power of Attorney (see page II-4).
 27.1**  Financial Data Schedule.
 99.1**  Auditor's Letter

--------
*  To be filed by amendment.

** Previously filed.
+  Confidential treatment requested

   (b) Financial Statement Schedules:

   Schedule II--Valuation and Qualifying Accounts

   All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings

   Insofar as indemnification by Lantronix for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Lantronix, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Lantronix of expenses incurred or paid by a director, officer or controlling person of Lantronix in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Lantronix is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   We hereby undertake that:

   (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Lantronix pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

   (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, Lantronix has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 23rd day of June, 2000.

                                          LANTRONIX, INC.

                                                   /s/ Steven V. Cotton
                                          By: _________________________________
                                                     Steven V. Cotton
                                             Chief Financial Officer and Chief
                                                     Operating Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederick Thiel and Steven V. Cotton and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chairman of the Board         June 23, 2000
______________________________________
           Bernhard Bruscha

                  *                    Chief Executive Officer,      June 23, 2000
______________________________________  President (Principal
          Frederick G. Thiel            Executive Officer)

       /s/ Steven V. Cotton            Chief Financial Officer       June 23, 2000
______________________________________  and Chief Operating
           Steven V. Cotton             Officer (Principal
                                        Financial and Accounting
                                        Officer)

                  *                    Director                      June 23, 2000
______________________________________
           Thomas W. Burton

                  *                    Director                      June 23, 2000
______________________________________
           W. Brad Freeburg

      /s/ Steven V. Cotton
By: _____________________________
        Steven V. Cotton
        Attorney-in-fact

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We have audited the consolidated financial statements of Lantronix Inc. at June 30, 1998 and 1999 and March 31, 2000, and for the years ended June 30, 1998 and 1999 and the nine months ended March 31, 2000, and have issued our report thereon dated May 15, 2000 (except for Note 9, as to which the date is
May   , 2000), included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

   In our opinion, the financial statement schedule referred to above, as it relates to the years ended June 30, 1998 and 1999 and the nine months ended March 31, 2000, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          Ernst & Young LLP

Orange County, California
May 15, 2000

   The foregoing report is in the form that will be signed upon the completion of the re-incorporation described in Note 9 to the consolidated financial statements.

                                          /s/ Ernst & Young LLP

Orange County, California

June 22, 2000

                                  SCHEDULE II
                                LANTRONIX, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

                                           Charged
                                Balance  (recovered)
                                  at      to Costs   Charged             Balance
                               Beginning     and     to Other            End of
                               of Period  Expenses   Accounts Deductions Period
         Description           --------- ----------- -------- ---------- -------
Year ended June 30, 1997:
  Allowance for doubtful
   accounts .................   $  166     $   36      $--      $   --   $  202
  Reserve for excess and
   obsolete inventory........      606      1,517       --         888    1,235
  Accrued warranties.........      301        630       --         642      289
                                ------     ------      ---      ------   ------
     Total...................   $1,073     $2,183      $--      $1,530   $1,726
                                ======     ======      ===      ======   ======
Year ended June 30, 1998:
  Allowance for doubtful
   accounts .................   $  202     $  396      $--      $  146   $  452
  Reserve for excess and
   obsolete inventory........    1,235      1,163       --       1,257    1,141
  Accrued warranties.........      289        297       --          90      496
                                ------     ------      ---      ------   ------
     Total...................   $1,726     $1,856      $--      $1,493   $2,089
                                ======     ======      ===      ======   ======
Year ended June 30, 1999:
  Allowance for doubtful
   accounts .................   $  452     $ (136)     $--      $  113   $  203
  Reserve for excess and
   obsolete inventory........    1,141        637       --       1,011      767
  Accrued warranties.........      496        153       --          30      619
                                ------     ------      ---      ------   ------
     Total...................   $2,089     $  654      $--      $1,154   $1,589
                                ======     ======      ===      ======   ======
Nine-month period ended March
 31, 2000:
  Allowance for doubtful
   accounts .................   $  203     $  (11)     $--      $   38   $  154
  Reserve for excess and
   obsolete inventory........      767        869       --         370    1,266
  Accrued warranties.........      619        129       --         223      525
                                ------     ------      ---      ------   ------
     Total...................   $1,589     $  987      $--      $  631   $1,945
                                ======     ======      ===      ======   ======

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1**  Form of Underwriting Agreement.
  3.1**  Certificate of Incorporation of registrant and registrant.
  3.2**  Form of Certificate of Incorporation of registrant to be filed upon the closing of the offering made under the registration statement.
  3.3**  Bylaws of the registrant.
  3.4**  Bylaws of registrant to be filed upon the closing of the offering made under the registration statement.
  4.1**  Form of registrant's common stock certificate.


  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1**  Form of Indemnification Agreement entered into by registrant with each of its directors and executive officers.
 10.2**  1993 Stock Option Plan and Forms of Agreements thereunder.
 10.3**  1994 Nonstatutory Stock Option Plan and forms of agreements thereunder.
 10.4**  2000 Stock Plan and forms of agreements thereunder.
 10.5**  2000 Employee Stock Purchase Plan.


 10.6**  Form of Warranty.
 10.7**  Employment Agreement between registrant and Frederick Thiel.
 10.8**  Employment Agreement between registrant and Steven Cotton.
 10.9**  Employment Agreement between registrant and Johannes Rietschel
 10.10** Lease Agreement between registrant and The Irvine Company.
         Loan and Security Agreement between registrant and Silicon Valley
 10.11** Bank.
 10.12+  Research and Development Agreement between registrant and Gordian.
 10.13+  Distributor Contract between registrant and Tech Data Corporation.
 10.14+  Distributor Contract between registrant and Ingram Micro Inc.
 21.1**  Subsidiaries of registrant.

         Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
 23.1*   (included in Exhibit 5.1).
 23.2    Consent of Ernst & Young LLP, independent auditors.
 23.3    Consent of KPMG LLP, independent auditors.
 24.1**  Power of Attorney (see page II-4).
 27.1**  Financial Data Schedule.
 99.1**  Auditor's Letter

--------
*  To be filed by amendment.

** Previously filed.
+  Confidential Treatment requested.